UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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UNITED FIRE GROUP, INC.
(Name of registrant as specified in its charter)
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UNITED FIRE GROUP, INC.
118 Second Avenue SE
Cedar Rapids, Iowa 52401
April 6, 2017
Dear Fellow Shareholder:
I am pleased to invite you to join us at United Fire Group, Inc.’s 2017 Annual Meeting of Shareholders. This year’s meeting will be held in the first floor conference room of our building located at 109 Second Street SE, in Cedar Rapids, Iowa. The meeting will take place on Wednesday, May 17, 2017 at 10:00 a.m. Central Time.
At this year’s meeting, you will be asked to vote on the following proposals:

Proposals		Recommended Vote
1.	Election of four Class A Directors identified in the proxy statement.	FOR
2.	Ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.	FOR
3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	FOR
4.	Approval, on a non-binding advisory basis, of the frequency of future shareholder votes on executive compensation	1 YEAR
Management will also report on United Fire Group, Inc.’s business and shareholders will have an opportunity to ask questions of management and Ernst & Young LLP.
Attached you will find a notice of the Annual Meeting and a proxy statement that contains additional information about the meeting and explains the methods you can use to vote your proxy, including by telephone and over the Internet.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to sign your proxy card and return it in the enclosed postage-paid envelope or vote by telephone or Internet prior to the meeting. This ensures that your shares of United Fire Group, Inc.'s Common Stock will be represented and voted at the meeting, even if you cannot attend.
For the Board of Directors,
Jack B. Evans
Chairman of the Board

UNITED FIRE GROUP, INC.
118 Second Avenue SE
Cedar Rapids, Iowa 52401
Notice of 2017 Annual Meeting of Shareholders of United Fire Group, Inc.

DATE AND TIME:	Wednesday, May 17, 2017, at 10:00 a.m. Central Time

PLACE:	United Fire Group, Inc., First Floor Conference Room, 109 Second Street SE, Cedar Rapids, Iowa

ITEMS OF BUSINESS:	At the meeting, we will ask shareholders to:

1)	Elect four Class A Directors identified in the attached proxy statement to three-year terms expiring in 2020.

2)	Ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.

3)	Approve, on an advisory basis, the compensation of our named executive officers.

4)	Approve, on a non-binding advisory basis, the frequency of future shareholder votes on executive compensation.

5)	Vote upon such other matters as may properly come before the meeting or at any adjournment or postponement thereof.

WHO CAN VOTE:	You can vote if you were a shareholder of record on March 20, 2017.

2016 ANNUAL REPORT:
On or about April 6, 2017, we will begin mailing to our shareholders a Notice Regarding the Availability of Proxy Materials, which will indicate how to access our proxy materials on the Internet. By furnishing the Notice Regarding the Availability of Proxy Materials, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

The Board of Directors recommends that shareholders vote FOR each director nominee named in Proposal 1 of the proxy statement, FOR Proposals 2 and 3, and 1 YEAR for Proposal 4.
By Order of the Board of Directors,
Neal R. Scharmer
Corporate Secretary
Dated at Cedar Rapids, Iowa
April 6, 2017

Your vote is important. Instructions on how to vote are contained in this proxy statement and in the Notice Regarding the Availability of Proxy Materials. Please cast your vote by telephone or over the Internet as described in those materials. Alternatively, if you requested a copy of the proxy/voting instruction card by mail, you may mark, sign, date and return the proxy/voting instruction card in the envelope provided.

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UNITED FIRE GROUP, INC.
118 Second Avenue SE
Cedar Rapids, Iowa 52401
PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 17, 2017
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2017:
The Notice of the Annual Meeting, this Proxy Statement and the 2016 Annual Report to Shareholders are available at: http://ir.unitedfiregroup.com under the Investor Relations tab.
This solicitation of proxies is made by the Board of Directors of United Fire Group, Inc. (the “Company,” “we,” “us,” or “our,” as the context requires). Proxies will be used at the Annual Meeting of Shareholders (the "Annual Meeting") of United Fire Group, Inc., an Iowa corporation, to be held on May 17, 2017 at 10:00 a.m. Central Time, and at any adjournment or postponement thereof. This year’s meeting will be held in the first floor conference room of our building located at 109 Second Street SE, in Cedar Rapids, Iowa. With respect to shares of our $0.001 par value common stock (“Company Common Stock”) held in the United Fire Group, Inc. 401(k) Plan (the “401(k) Plan”), the Board of Directors is soliciting participants on behalf of the Trustee of the 401(k) Plan to direct the Trustee as to how to vote the shares held in the plan.
Under rules adopted by the Securities and Exchange Commission (“SEC”), the Company has chosen to provide its shareholders with the choice of accessing the Annual Meeting proxy materials on the Internet, rather than receiving printed copies of those materials through the mail. In connection with this process, a Notice Regarding the Availability of Proxy Materials (the “Notice”) is being mailed to the Company’s shareholders who have not previously requested electronic access to its proxy materials or printed proxy materials. The Notice contains instructions on how you may access and review the Company’s proxy materials on the Internet and how you may vote your shares over the Internet. The Notice will also tell you how to request the Company’s proxy materials, in either printed form or by email, at no charge. The Notice contains a control number that you will need to vote your shares. We suggest you keep the Notice for your reference through the meeting date.
The Company anticipates that the Notice will be mailed to shareholders and participants in the 401(k) Plan beginning on or about April 6, 2017.
We will solicit proxies principally by mail, but our directors and employees may also solicit proxies by telephone, facsimile, or e-mail. Our directors and employees may also conduct personal solicitations. Our directors and employees will not receive any additional compensation in connection with their solicitation efforts.

ANNUAL MEETING OF SHAREHOLDERS
Questions and Answers About the Annual Meeting
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will act upon the matters listed in the Notice of the Annual Meeting, including (i) the election of four Class A Directors identified in this proxy statement to serve three-year terms expiring 2020, (ii) the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017, (iii) the approval, on an advisory basis, of the compensation of our named executive officers, and (iv) the approval, on a non-binding advisory basis, of the frequency of future shareholder votes on executive compensation. Our management will also report on our performance during fiscal year 2016. Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they choose to, and will be available to respond to appropriate shareholder questions.
Who may attend the Annual Meeting?
All shareholders of record as of March 20, 2017 or their duly appointed proxies may attend the Annual Meeting. If you hold your shares through a broker, bank or other nominee, you will not be admitted to the Annual Meeting unless you bring a copy of a statement (such as a brokerage statement) from your nominee reflecting your stock ownership as of March 20, 2017.
Who is entitled to vote at the Annual Meeting?
Shareholders of Record
If your shares are registered in your name with Computershare Trust Company, N.A. our transfer agent and registrar, you are considered a shareholder of record. Shareholders of record at the close of business on March 20, 2017 are entitled to receive notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof. At the close of business on March 20, 2017, there were 25,442,283 shares of Company Common Stock issued and outstanding. Each share of Company Common Stock entitles its record holder to one vote.
Brokerage and Other Account Holders
If your shares are held in a brokerage account or by a bank or other nominee, your name does not appear anywhere in the Company’s shareholder records. Instead, the “street name” of your broker, bank or other nominee who holds the shares for you appears on our records and you are the beneficial owner of the shares. Access to our proxy materials is being forwarded to you by your brokerage firm, bank or other nominee. As the beneficial owner, you have the right to direct your brokerage firm, bank or other nominee how to vote your beneficial shares by filling out and returning the voting instruction form provided to you from such other institution. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are invited to attend the Annual Meeting, but you must obtain a legal proxy from the record holder of your shares in order to vote in person at the Annual Meeting and bring a copy of a statement (such as a brokerage statement) from your nominee reflecting your stock ownership as of March 20, 2017.
401(k) Plan Participants
If you are a participant in our 401(k) Plan, your proxy card shows the number of shares of Company Common Stock held for your benefit in those plans, plus any other shares you may own. If you hold stock through the 401(k) Plan, voting your proxy also serves as confidential voting instructions to the Trustee of the 401(k) Plan (Principal Financial Group). The Trustee will vote your shares in accordance with the specific voting instructions that you indicate on your proxy card. If you provide no specific voting instructions, the Trustee of the 401(k) Plan will vote your shares in proportion to the voting instructions it receives from those plan participants who do submit voting instructions.

What constitutes a quorum for the Annual Meeting?
The presence at the Annual Meeting of a majority of the outstanding shares (50% plus one share) of Company Common Stock represented either in person or by proxy will constitute a quorum for the transaction of business at the meeting. Based on the number of shares outstanding on March 20, 2017, 12,721,143 shares of Company Common Stock, represented in person or by proxy, will constitute a quorum for conducting business at the Annual Meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the existence of a quorum at the Annual Meeting.
What is a broker non-vote?
A “broker non-vote” occurs when a broker submits a proxy but lacks discretionary power to vote on a “non-routine” proposal and a beneficial owner fails to give the broker voting instructions on that matter. The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2017 is the only matter to be presented at the Annual Meeting that is considered a "routine" matter, and brokers have the discretionary power to vote on this matter without any instructions from the beneficial owners. Each of the other matters to be presented at the Annual Meeting are considered "non-routine."
Therefore, beneficial owners that hold their shares in “street name” will have to give voting instructions to their brokers in order for a broker to vote on the election of directors, the advisory vote to approve executive compensation, and the advisory vote on the frequency of future shareholder votes on executive compensation. Broker non-votes will have no effect on the voting results of the matters presented at the Annual Meeting.
How do I vote my shares?
You may vote in the following ways:

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In person: We will distribute paper ballots to anyone who wishes to vote in person at the Annual Meeting. However, if you hold your shares in street name, you must request a legal proxy from your broker and bring it to the Annual Meeting in order to vote in person at the Annual Meeting.

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By mail: Complete and sign your proxy card and return it by mail in the enclosed business reply envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal comes up for a vote at the Annual Meeting that is not on the proxy card, your shares will be voted in the best judgment of the authorized proxies, Jack B. Evans and Neal R. Scharmer.

If you sign and return your proxy card without marking voting instructions, your shares will be voted FOR the election of each of the director nominees identified in this proxy statement, FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017, FOR approval, on an advisory basis, of the resolution regarding the compensation of our named executive officers, and 1 YEAR as the frequency of future shareholder votes on executive compensation.

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By telephone: To vote your shares by telephone, call the toll-free telephone number on your proxy card. You must have a touch-tone or cellular telephone to use this voting method. You will need to follow the instructions on your proxy card and the voice prompts to vote your shares.

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Over the Internet: You may go to the website listed on your proxy card to vote your shares over the Internet. You will need to follow the instructions on your proxy card and the website to vote your shares.

Telephone and Internet voting options are available 24 hours a day, seven days a week. The deadline for voting by telephone or the Internet is 12:00 a.m. Central Time on May 17, 2017. When prompted, you will need to enter the control number shown on your proxy card. You will then be able to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone or over the Internet, your vote authorizes the proxies in the same manner as if you had signed, dated and returned your proxy card by mail. Telephone and Internet voting procedures, including the use of control numbers found on the proxy cards, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares securely and to confirm that their instructions have been properly recorded. If you vote by telephone or over the Internet, you do not need to return your proxy card.
If you hold your shares in street name, you may vote by telephone or over the Internet only if your bank, broker or other nominee makes those methods available to you, in which case your bank, broker or other nominee will provide specific instructions for using those options.

If I hold my shares in a brokerage account and do not return voting instructions, will my shares be voted?
If your shares are held in a brokerage account or by a bank or other nominee, your broker, bank or other nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the rules that govern brokers who have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the ratification of the choice of auditor, without receiving voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters, such as the election of directors, or executive compensation matters, without receiving client voting instructions. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting authority for that proposal and has not received voting instructions from the beneficial owner. The proposal to approve the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017 is the only routine matter being voted on at the Annual Meeting and, therefore, is the only proposal that may be voted by your broker, bank or other nominee in its discretion without having received voting instructions from you.
Can I revoke my proxy or change my vote after I return my proxy?
Yes. Even after you submit a proxy, you may revoke your proxy or change your vote at any time before the proxy is exercised by:

•	delivering written notice to our transfer agent, Computershare Trust Company, N.A., at its proxy tabulation center located at 211 Quality Circle, Suite 210, College Station, Texas 77845;

•	delivering written notice to the Corporate Secretary of United Fire Group, Inc. at P.O. Box 73909, Cedar Rapids, Iowa 52407-3909;

•	executing and delivering a later-dated proxy;

•	voting again by telephone or Internet; or

•	appearing and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a previously granted proxy.
If you hold your shares in street name, you may contact your bank, broker or other nominee for instructions as to how to revoke or change your vote.
Who pays for this proxy solicitation?
United Fire Group, Inc. will pay the total expense of this solicitation of proxies. Expenses may include reimbursement to brokerage firms and others of their cost for forwarding solicitation materials to beneficial owners.
Does United Fire Group, Inc. deliver proxy materials electronically?
Yes. In accordance with the SEC’s “Notice and Access” rules, United Fire Group, Inc. mailed a Notice to shareholders beginning on or about April 6, 2017. The Notice describes the matters to be considered at the Annual Meeting and how shareholders may access the proxy materials over the Internet. It also provides instructions on how shareholders may vote their shares. If you received the Notice, you will not receive a printed version of the proxy materials unless you request one. If you would like to receive a printed version of the proxy materials, free of charge, please follow the instructions in the Notice.
What are the benefits of electronic delivery?
Electronic delivery reduces United Fire Group, Inc.’s printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet.
How may I obtain copies of United Fire Group, Inc.’s corporate governance documents?
The following documents are available free of charge to any shareholder who requests them by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, or on our public website, www.unitedfiregroup.com, by selecting Investor Relations and then Corporate Governance.

•	Anti-Hedging Policy

•	Code of Ethics and Business Conduct

•	Corporate Governance Guidelines

•	Committee Charters – Audit Committee, Compensation Committee, Executive Committee, Investment Committee, Nominating and Governance Committee and Risk Management Committee
In addition, copies of our Articles of Incorporation and Bylaws are available free of charge to any shareholder who requests them by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909. Our Articles of Incorporation and Bylaws are also available free of charge on the SEC's EDGAR website at www.sec.gov.
Delivery of One Set of Annual Meeting Materials to Shareholders in a Single Residence
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports to shareholders with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to shareholders addressed to those shareholders. This process, commonly referred to as “householding,” provides cost savings for companies. We and some brokers household proxy materials and annual reports to shareholders unless contrary instructions have been received from the affected shareholders. Once you have received notice from us, your broker, or other designated intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate printed proxy statement and annual report to shareholders, notify us by calling our transfer agent at (877) 373-6374, or submit a written request to: Computershare Trust Company, N.A., 211 Quality Circle, Suite 210, College Station, Texas 77845.
Shareholders who currently receive multiple copies of their proxy materials and would like to request householding should submit a written request to: Computershare Trust Company, N.A. at the address above.
Please include the Company’s name, United Fire Group, Inc., and your account number(s) in any correspondence regarding householding. Street name shareholders wishing to cancel or request householding of their proxy materials should contact their brokers directly.
Electronic Availability of Proxy Materials
Electronic versions of our Notice of the Annual Meeting, this Proxy Statement and 2016 Annual Report to Shareholders are available on our public website, www.unitedfiregroup.com by selecting Investor Relations and then Annual Report and Proxy.
BOARD OF DIRECTORS
Our Board of Directors currently consists of 13 directors. The current membership includes: John-Paul E. Besong, Scott L. Carlton, Brenda K. Clancy, Christopher R. Drahozal, Jack B. Evans (Chairman), Sarah Fisher Gardial, Casey D. Mahon, George D. Milligan, James W. Noyce, Mary K. Quass, Randy A. Ramlo, Kyle D. Skogman and Susan E. Voss. As previously announced, Ms. Mahon has notified the Company of her intention not to stand for reelection as a director, where her present term will expire at the Annual Meeting. The Company thanks Ms. Mahon for her many years of distinguished service to the Company.
Corporate Governance
In order to promote the highest standards of management for the benefit of shareholders, our Board of Directors follows certain governance practices regarding how the Board of Directors conducts its business and fulfills its duties. United Fire Group, Inc.’s Corporate Governance Guidelines may be obtained free of charge by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, or on our public website, www.unitedfiregroup.com, by selecting Investor Relations, then Overview and then Governance Documents. Among the governance practices used by the Board of Directors are:

Board Size, Composition and Independence Determination
Our Board of Directors determined that the Board of Directors shall consist of 13 members, effective as of November 2016. Following the departure of Ms. Mahon immediately following the Annual Meeting, the size of the Board of Directors will be reduced to 12 members divided among three classes. Each class will consist of four members.
The Board of Directors requires a majority of our directors to be independent, as defined in the listing rules of The NASDAQ Global Select Market (“NASDAQ”). The Board of Directors determines director independence by applying the definition of independence contained in the applicable NASDAQ Listing Rules, both for purposes of NASDAQ’s rule requiring that a majority of the Board of Directors consist of independent directors and its rules requiring the Audit Committee, Nominating and Governance Committee and Compensation Committee to be made up entirely of independent directors.
The Board of Directors has analyzed the independence of each director and director nominee and determined that 12 of our 13 directors are independent. The following directors are independent within the meaning of the NASDAQ Listing Rules, and each is free of any relationship that would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director: Christopher R. Drahozal, Jack B. Evans, George D. Milligan, James W. Noyce, Mary K. Quass, Kyle D. Skogman, John-Paul E. Besong, Casey D. Mahon, Scott L. Carlton, Susan E. Voss, Sarah Fisher Gardial and Brenda K. Clancy. Randy A. Ramlo is not independent due to his employment by our Company.
Douglas M. Hultquist, who resigned as a director effective May 1, 2016, was determined to be independent within the meaning of the NASDAQ Listing Rules. In determining that Mr. Hultquist was independent, the Board considered that the Company maintains a relationship with Cedar Rapids Bank & Trust, a subsidiary of QCR Holdings, Inc., for which Mr. Hultquist serves as President, Chief Executive Officer and a director. The details of this relationship are described more fully under Transactions with Related Persons.
In determining that Mr. Skogman is independent, the Board considered that the Company maintains a relationship with an insurance agency in which Mr. Skogman is a 25% owner. The services provided by us to this agency were in the ordinary course of business on substantially the same terms and conditions as those prevailing at the time for comparable transactions with other customers. The value of the services provided by us to this agency represented an immaterial amount to each party and did not rise to the level requiring formal review and approval by the Board of Directors under its written policy regarding related party transactions. We expect to continue providing services to this agency in the future.
Qualifications, Skills and Diversity of Directors and Director Nominees
Our Nominating and Governance Committee, with input from our Chief Executive Officer, reviews and evaluates all director nominees, including incumbent nominees. The Nominating and Governance Committee and the Board of Directors seek qualified individuals who possess the minimum qualifications and the desirable qualities or skills described under Director Nomination Process in this proxy statement.
All of our incumbent directors possess both the specific minimum qualifications and the desirable qualities or skills. The following charts reflect the diversity of our Board of Directors and the qualifications of each of the directors.

Summary of Director Diversity, Qualifications and Experience
Experience in Academia and Education is important because the disciplines of management, organization and research are relevant to our business.			X			X	X
Experience as head of an Accounting Department is important in understanding and evaluating our financial statements, managing our capital structure, and interacting with our independent public accounting firm.
		X		X					X
Actuarial experience gives our directors a strong understanding of reserving, which is very important to our business, and in analyzing actuarial reports.									X
Experience as a senior administrator or head of a business is important for our directors in understanding our Company, managing human resources, and identifying and developing talent.	X	X		X	X	X	X	X	X	X	X	X
Experience with business operations helps our directors understand, develop, and assess our operating and business strategies.	X	X		X	X	X	X	X	X	X	X	X
Corporate governance experience supports our goals of having strong Board and management accountability, transparency and protection of shareholder interests.	X	X	X	X	X		X	X	X	X	X	X	X
Finance/capital allocation expertise is important in evaluating our financial statements and capital structure.		X		X	X				X		X		X
The ability to read and understand financial statements is important because it assists directors in understanding and overseeing our financial reporting and internal controls.	X	X	X	X	X	X	X	X	X	X	X	X	X
Insurance industry experience is important in understanding and reviewing our business and strategy.				X				X	X		X		X
Investment experience is important for our directors to be able to evaluate and review our investments, set investment policy, and understand our financial statements.					X			X	X		X
Marketing experience is important for our directors to be able to evaluate new market strategies and branding of our products.						X				X	X	X
Regulatory/government experience enhances our directors' ability to understand our highly regulated industry.													X
Risk Management experience is necessary to understand and manage the risks that our company faces.		X		X				X	X		X
Technology and Systems experience is important, as our business is dependent upon technology and faces the same cyber threats faced by all companies.	X			X

Diversity
Our directors provide an effective mix of experience and fresh perspective, as shown on the following tables.

	45–50	51–60	61–70	71+
Age at December 31, 2016	1	4	8	—

	0–5	6–10	11–15	15–20	20+
Years of service as a Director of the Company through December 31, 2016	5	2	—	4	2

Male Directors:	8
Female Directors:	5
Attendance at Director and Shareholder Meetings
The full Board of Directors met four times during 2016. All of the directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the committees on which they served. Our Corporate Governance Guidelines require directors to attend our Annual Meeting. All directors serving at the time of the 2016 annual meeting attended that meeting.
Director Retirement
According to our Bylaws, each director must submit his or her resignation from the Board of Directors no later than the first day of February after he or she reaches age 72, and such resignation must be effective no later than the next Annual Meeting.
Director Stock Ownership
We believe that non-employee directors should own and hold Company Common Stock to further align their interests and actions with the interests of our shareholders. Our Articles of Incorporation require that all of our directors own shares of Company Common Stock. The Board of Directors has adopted stock ownership guidelines indicating that each non-employee director should beneficially own at least 100 shares of Company Common Stock when he or she joins the Board of Directors and at least 5,000 shares of Company Common Stock within five years of first being elected to the Board of Directors. Current beneficial stock ownership for each director can be found in the table under Security Ownership by Certain Beneficial Owners in this proxy statement.
Board Leadership Structure
Our Board of Directors is led by an independent Chairman who is responsible for providing guidance to our Chief Executive Officer, setting the agenda for Board meetings and presiding at all shareholder and director meetings. We also have an independent Vice Chairman who is responsible for presiding in the Chairman’s absence. Neither our Chairman nor our Vice Chairman serves as our Chief Executive Officer. Our Chief Executive Officer is responsible for setting the strategic direction for our Company and providing day-to-day leadership. We separate the roles of Chairman and Chief Executive Officer. We feel that this is the most appropriate leadership structure for our Board of Directors and executive management at this time because we recognize the difference between the two roles and the skill sets required to most effectively and efficiently perform these functions. Our Board of Directors does not have a formal policy requiring the positions of Chairman and Chief Executive Officer to be separate, preferring instead to preserve the freedom to decide from time to time what is in the best interest of the Company. Our Board of Directors strongly endorses the concept of an independent director being in a position to lead our independent directors. If at any time neither our Chairman nor our Vice Chairman is an independent director, the independent directors serving at that time will elect an independent director to serve as lead director.

During 2016, the Board of Directors had six standing committees: Audit Committee, Compensation Committee, Executive Committee, Investment Committee, Nominating and Governance Committee and Risk Management Committee. Only independent directors may serve on the Audit Committee, Compensation Committee and Nominating and Governance Committee. Each committee is governed by a written charter that is reviewed and approved annually by the committee, the Nominating and Governance Committee, and the full Board of Directors. All committee charters are available for review either on our public website, www.unitedfiregroup.com by selecting Investor Relations, then Overview and then Governance Documents, or in paper form upon written request to: United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909.
Risk Oversight by the Board of Directors
The Risk Management Committee’s charter requires it to assist the Board of Directors in identifying and evaluating risks inherent in our business and to oversee and review the significant policies, procedures, and practices employed to manage risks.
Enterprise Risk Management (“ERM”) is a methodology that helps us assess and manage our overall exposure to risk. In addition to our Risk Management Committee, we have an executive enterprise risk management committee (“executive ERM committee”) that consists of our Chief Executive Officer, Chief Financial Officer, Executive Vice President, Vice President of Claims, Vice President of Corporate Underwriting, Chief Investment Officer, Director of Internal Audit, Corporate Safety Manager, the Chief Operating Officer of our life insurance subsidiary (United Life Insurance Company), and United Life Insurance Company’s independent actuary.
The executive ERM committee meets independently of the Risk Management Committee, with representatives from the Risk Management Committee in attendance. Members of the executive ERM committee are invited to attend and participate in meetings of the Risk Management Committee. During 2016, the executive ERM committee met on a quarterly basis to implement risk management strategies. During its meetings, the executive ERM committee discusses the risks that our Company faces and the controls that are in place to mitigate those risks, and identifies potential additional risks.
Collectively, the Risk Management Committee and the executive ERM committee have identified two broad categories of risk faced by our Company – insurance risk and operational risk. We employ a multi-disciplinary approach to risk identification and evaluation, analyzing risk from the point of view of claims, underwriting, finance, and investments. Types of insurance risks generally include, but are not limited to, those risks associated with catastrophes, loss reserving practices, underwriting practices, policy pricing, geographical concentrations of property insured, competition and business mix. Types of operational risks we face generally include, but are not limited to, those risks associated with the diversification and quality of our investments, information technology, regulatory and legal compliance, business continuity planning, executive succession planning and the application of accounting policies and procedures.
ERM issues are also discussed during quarterly meetings of our full Board of Directors, where directors are updated on ERM issues and the ongoing efforts of the executive ERM committee and our Risk Management Committee. The work of our executive ERM committee, in conjunction with the Risk Management Committee and the Board of Directors, has led to the development of new tools, such as the CATography Underwriter™ tool, designed to aid in the evaluation and mitigation of our Company’s business risks.
In addition, certain Board committees oversee risk within their respective areas of responsibility. For example, the Audit Committee has been delegated with primary oversight of financial, accounting and securities related risk, and the Compensation Committee oversees the risks associated with the Company’s compensation policies and practices, including conducting an annual risk assessment of such policies and practices. Together with the Audit Committee, the Compensation Committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Clawback Policy
To further align management's interests with the interest of shareholders and support good governance practices, the Board of Directors has adopted a clawback policy applicable to incentive-based compensation to executive officers. In the event the Company is required to prepare an accounting restatement due to errors, omissions or fraud, the Board of Directors may direct the Company to recover from each of the executive officers the excess value received from any incentive award over the value actually earned based on the restated performance. Our Clawback Policy may be obtained free of charge by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, or on our public website, www.unitedfiregroup.com, by selecting Investor Relations, then Overview, then Governance Documents and then Clawback Policy.
Anti-Hedging Policy
Our policies do not permit our directors or executive officers, including our named executive officers, to "hedge" their ownership by: (a) trading in publicly-traded options, puts, calls, or other derivative instruments related to the Company’s equity or debt securities; or (b) purchase financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars, or units of exchangeable funds, that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Company. Our Anti-Hedging Policy may be obtained free of charge by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, or on our public website, www.unitedfiregroup.com, by selecting Investor Relations, then Overview, then Governance Documents and then Anti-Hedging Policy.
Chief Executive Officer Performance Evaluation
Representatives of the Executive Committee and Compensation Committee meet each year with our Chief Executive Officer Randy A. Ramlo to review his goals for the current year. During the year, the Executive Committee meets regularly with our Chief Executive Officer to review his performance. The Executive Committee and the Chair of the Compensation Committee annually review the performance of our Chief Executive Officer and assess his performance for that year. The Chief Executive Officer also meets with the Compensation Committee, which considers his performance for the year.
Code of Ethics
Our Board of Directors has adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors, and employees. United Fire Group, Inc.’s Code of Ethics and Business Conduct may be obtained free of charge by writing to United Fire Group, Inc., Attn: Investor Relations, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909, or on our public website, www.unitedfiregroup.com by selecting Investor Relations, then Overview, then Governance Documents and then Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct sets forth certain expectations of business conduct and identifies various violations of the code and establishes procedures regarding the reporting of such violations. We intend to include on our website information about any amendments to, or waivers from, a provision of the Code of Ethics and Business Conduct that apply to our principal executive officer, principal financial, principal accounting officer or controller in accordance with SEC rules.
Board Effectiveness Assessment
Our Nominating and Governance Committee conducts an annual survey of the directors to assess the effectiveness of our Board of Directors. The Nominating and Governance Committee reviews and considers the results of the survey, reports its findings to the Board of Directors and addresses any areas of concern. The committee also makes recommendations to the Board of Directors regarding our corporate governance practices. All standing committees of our Board of Directors also conduct annual self-assessments and report such self-assessments to the Board of Directors.
Director Compensation
We have designed the compensation of our non-employee directors to attract and retain qualified directors and to align directors’ interests with the interests of our shareholders. See Director Compensation in this proxy statement for a description of our directors’ compensation program and the fees paid to our non-employee directors during 2016.
Board Agendas and Meetings
Each year the Board of Directors establishes the dates of regularly scheduled meetings of the Board of Directors. The Chairman of the Board, working with our Chief Executive Officer and Committee Chairpersons, establishes agendas for each meeting of the Board of Directors and distributes the agendas in advance of each meeting. Each director may suggest agenda items. At each regular meeting of the Board of Directors, the Board receives reports of each of the Committees.

Executive Sessions of Independent Directors
The independent directors meet in executive session following each meeting of the Board of Directors. The Chairman of the Board presides at meetings of the independent directors. These sessions allow the independent directors to discuss topics without management present.
Access to Management and Independent Advisers
The independent directors have access to management and, as necessary and appropriate, to independent advisers.
Committees of the Board
The current membership of six standing committees of the Board of Directors is shown in the following table:

Director Name	Audit Committee	Compensation Committee	Executive Committee	Investment Committee	Nominating and Governance Committee	Risk Management Committee
Jack B. Evans, Chairman (I)	M		C	M	M
John-Paul E. Besong (I)	M					M
Scott L. Carlton (I)	M, F	M		M
Brenda K. Clancy (I)	M, F	M				M
Christopher R. Drahozal (I)	M		M			C
Sarah Fisher Gardial (I)		M				M
Casey D. Mahon (I)
George D. Milligan (I)	M			C	M
James W. Noyce (I)	C, F	M	M		M
Mary K. Quass (I)		C			M	M
Randy A. Ramlo			M	M		M
Kyle D. Skogman (I)	M		M	M	C
Susan E. Voss (I)		M		M		M

M	Committee Member	C	Committee Chairperson	(I)	Independent Director	F	Audit Committee Financial Expert
Audit Committee
We have a separately designated standing Audit Committee, as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee is governed by a charter which requires that each member of the Audit Committee be an independent director. All of the members of the Audit Committee are independent under the NASDAQ Listing Rules, applicable law, and the applicable rules and regulations of the SEC, including Section 10A(m)(3) of the Exchange Act. The Board of Directors has determined that Messrs. Carlton and Noyce and Ms. Clancy each possess the skills necessary to qualify as audit committee financial experts as defined by Item 407(d)(5) of Regulation S-K under the Exchange Act.

The Audit Committee is directly responsible for the appointment, compensation and retention (or termination) of our independent registered public accounting firm. The Audit Committee is also responsible for oversight of our internal audit function. The Audit Committee seeks to maintain free and open communications between the directors, the independent registered public accounting firm, the internal auditor and management. Its duties consist of reviewing recommendations by the internal auditor and the independent registered public accounting firm on accounting matters and internal controls; advising the Board of Directors on the scope of audits; reviewing our annual Consolidated Financial Statements and the accounting standards and principles followed; appointing the independent registered public accounting firm; and, if necessary, conducting independent inquiries. The Audit Committee met four times during 2016, including one time in a joint session with the Risk Management Committee and one continuing education meeting.
Compensation Committee
We have a separately designated standing Compensation Committee. The Compensation Committee is governed by a charter which requires that each member of the Compensation Committee be an independent director. The Board of Directors has determined that each member of our Compensation Committee is independent under the NASDAQ Listing Rules, applicable law, and the applicable rules and regulations of the SEC, including Section 10C(a) of the Exchange Act. No Compensation Committee member was an employee or former employee of our Company, its subsidiaries or affiliates. With the exception of compensation for his or her service on the Board of Directors, no Compensation Committee member received any consulting, advisory, or other compensatory fee from us. No Compensation Committee member had any relationship requiring disclosure under Transactions with Related Persons in this proxy statement. No Compensation Committee member had any relationship that, in the opinion of the directors, would interfere with his or her exercise of independent judgment as a member of the committee.
Compensation Committee Interlocks and Insider Participation
During 2016, none of our executive officers served on the compensation committee (or its equivalent) or Board of Directors of another entity whose executive officer(s) served on our Compensation Committee.
Responsibilities and Authority
The role of the Compensation Committee is to address the Board of Directors’ responsibilities relating to compensation of our senior executive officers and directors. The Compensation Committee oversees all aspects of the compensation of our executive officers and directors, including our director and management equity plans and deferred compensation plans, and other management incentive compensation programs. In overseeing those plans, the Compensation Committee may delegate authority to Company officers for day-to-day plan administration and interpretation. Management provides information to assist the committee regarding participation and award levels in the management plans. The Compensation Committee may not delegate authority for matters affecting the executive officers. The Compensation Committee’s primary processes with respect to compensation of our named executive officers can be found in Compensation Discussion and Analysis in this proxy statement. During 2016, the Compensation Committee engaged the services of Frederic W. Cook & Co. ("FW Cook") as its independent outside compensation consultant to provide advice on executive and director compensation matters. For a discussion of the specific services provided by FW Cook, see Compensation Discussion and Analysis in this proxy statement. The Compensation Committee met four times during 2016.
Executive Committee
The Executive Committee meets during the intervals between Board of Directors’ meetings and has the right and authority to exercise the full powers of our Board of Directors, except where limited by law, or where responsibility and authority is reserved to the Board of Directors or vested in another committee of the Board of Directors. This committee also meets regularly with our Chief Executive Officer, participates with management in the development of our strategic initiatives, and monitors the implementation of these initiatives. In addition, the Executive Committee provides regular advice and counsel to management. The Executive Committee met four times during 2016.
Investment Committee
The Investment Committee develops and oversees the Investment Policies and Acquisition/Holding Investment Practices of United Life Insurance Company and the property and casualty subsidiaries of United Fire Group, Inc. In addition, it reviews the Company’s investments and the quality and performance of, and the risks related to, the Company’s investment portfolios. The Investment Committee meets regularly with our Chief Investment Officer and his staff. The Investment Committee met four times during 2016.

Nominating and Governance Committee
The Nominating and Governance Committee is governed by a charter which requires that each member of the Nominating and Governance Committee be an independent director, as defined in the NASDAQ Listing Rules, and that each member be free from any relationship that, in the opinion of the Board of Directors, would interfere with his or her exercise of independent judgment.
The Nominating and Governance Committee is responsible for reviewing all director nominees, including incumbents, and making recommendations of nominees to the entire Board of Directors. The committee is also responsible for assessing and reporting on nominee qualifications, making assessments of director independence, identifying and reviewing related person transactions, and other matters, including director education and succession planning. The Nominating and Governance Committee met four times during 2016.
Risk Management Committee
For a description of responsibilities and activities of the Risk Management Committee, see Risk Oversight by the Board of Directors in this proxy statement. During 2016, the Risk Management Committee met four times as a committee, including one time in a joint session with the Audit Committee, as we believe that both committees should be involved in addressing our Company’s risks.
Director Nomination Process
The Nominating and Governance Committee has adopted a written policy with regard to the consideration of director candidates, including candidates recommended by shareholders. The Nominating and Governance Committee evaluates candidates recommended by shareholders in the same manner as it evaluates other candidates. The committee seeks candidates with the following minimum qualifications:

•	Each candidate must be prepared to represent the best interests of all of our shareholders and not just one particular constituency.

•
Each candidate must be an individual who has demonstrated integrity and ethics in the candidate’s personal, business, and professional life and has an established record of business and professional accomplishment.

•
Neither the candidate nor the candidate’s family members (as defined in the NASDAQ Listing Rules), affiliates or associates (as defined in Rule 405 promulgated under the Securities Act of 1933) shall have any material personal, financial, or professional interest in any present or potential competitor of ours.

•
Each candidate must, as a director, agree to participate fully in Board of Directors activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board of Directors and the committee(s) of which he or she is a member and not have other personal, business or professional commitments that would interfere with or limit his or her ability to do so.

•
Each candidate must be willing to make, and financially capable of making, an investment in Company Common Stock as required by our Articles of Incorporation and the non-employee director stock ownership guidelines adopted by our Board of Directors.

The Nominating and Governance Committee considers it very desirable for candidates to possess the following qualities or skills:

•
Each candidate should contribute to the Board of Director’s overall diversity, which is broadly construed to mean a variety of opinions, perspectives, personal experience, business experience, professional experience, and backgrounds (such as gender, race, and ethnicity), as well as other differentiating characteristics.

•	Each candidate should contribute positively to the existing chemistry and collaborative culture among the directors.

•
Each candidate should possess professional, business, and personal experience and expertise relevant to the Company’s business. In this regard, the Nominating and Governance Committee will consider financial, management and business background, personal and educational background and experience, community leadership, independence and other qualifications, attributes and potential contributions.

The Nominating and Governance Committee selects and recommends each candidate to the Board of Directors each year based on its assessment of, among other things:

•	the candidate’s personal qualifications as discussed above;

•	the past and potential contributions of our current directors, and the value of continuity and prior experience on our Board of Directors;

•	the need for a director to possess particular attributes or particular experience or expertise; and

•	other factors that it considers relevant, including any specific qualifications the Nominating and Governance Committee adopts from time to time.
Any shareholder may recommend a person to be considered as a candidate or nominate one or more persons for election as a director of our Company. A shareholder who desires to make such a recommendation must comply with the same requirements applicable to director nominations set forth in Sections 8 and 9 of Article I of our Bylaws. Our Board of Directors encourages shareholders who wish to recommend candidates to the Nominating and Governance Committee to send their recommendations in writing addressed to the Nominating and Governance Committee, United Fire Group, Inc., Attention: Corporate Secretary, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909 using the procedures found in Communicating with the Board of Directors in this proxy statement.
Communicating with the Board of Directors
Concerns and Complaints
United Fire Group, Inc. has adopted a process for communicating with our Board of Directors or individual directors. To communicate with our Board of Directors or individual directors regarding issues of concern to or about our Company, access our website, www.unitedfiregroup.com, select Investor Relations, then Investor Resources and then Concerns/Complaints, call toll free by telephone at 1-877-256-1056, or write to our Audit Committee at United Fire Group, Inc., Attention: Audit Committee—Confidential, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909. Our Vice President, General Counsel and Corporate Secretary, Neal R. Scharmer, and Audit Committee Chair, James W. Noyce, are responsible for reviewing and reporting such communications to our Board of Directors and individual directors. If requested, and to the extent possible, all communications with our Board of Directors are kept strictly confidential.
Shareholder Proposals and Director Nominations
To be eligible for inclusion in the proxy materials for the 2018 Annual Meeting, a shareholder proposal must be received by our Corporate Secretary by the close of business on December 7, 2017. All proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals must be delivered to our Corporate Secretary at United Fire Group, Inc., Attention: Corporate Secretary, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909.
Any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at our 2018 Annual Meeting, or any director nomination for our 2018 Annual Meeting, must be received at our principal executive offices no earlier than the close of business on December 18, 2017 and no later than the close of business on January 17, 2018. Proposals and nominations must be delivered to our Chairman at United Fire Group, Inc., Attention: Chairman of the Board, P.O. Box 73909, Cedar Rapids, Iowa 52407-3909.
According to our Articles of Incorporation, minority shareholders who collectively hold at least one-fifth of our outstanding Company Common Stock are entitled to nominate a proportionate number of directors as set forth in Article VII, Section 1(e) of our Articles of Incorporation. Shareholders nominating directors pursuant to this provision must also comply with the provisions of our Bylaws governing director nominations.

PROPOSAL ONE – ELECTION OF DIRECTORS
Our Articles of Incorporation require that our Board of Directors be divided into three classes, A, B and C, with one class elected at each Annual Meeting. The Board of Directors must consist of no more than fifteen and no less than nine members, with the number fixed by the directors. The membership of our Board of Directors following its November 2016 meeting was fixed at 13. Following the departure of Ms. Mahon immediately after the Annual Meeting, the size of the Board of Directors will be reduced to 12 members, divided among three classes, with each class consisting of four members. Four Class A directors are to be elected at this year’s Annual Meeting.
Upon the recommendation of the Nominating and Governance Committee, our Board of Directors has nominated the following individuals for election to our Board of Directors this year.
Director Nominees
Nominees for Directors (Class A) – Terms Expiring in 2020

Scott L. Carlton
Director since 2012
Mr. Carlton, 48, has a strong international business background and extensive experience within the finance and accounting functions in a global public company. Since 2007, he has held the position of President of SGL Carbon LLC, Charlotte, North Carolina, a subsidiary of SGL Carbon Group, Wiesbaden, Germany, a leading worldwide manufacturer of carbon-based products with 42 facilities worldwide, including 12 locations in North America. From 2002 until 2007, Mr. Carlton served as Vice President of Finance and Controlling for the largest business unit of SGL Carbon Group, and in that capacity was responsible for the controlling, finance and accounting functions.
Since beginning his career with SGL Carbon Group in 1994, Mr. Carlton has worked in a variety of accounting and financial positions at various locations within and outside of the US. Mr. Carlton holds a bachelors degree in financial management, a Masters of Business Administration degree and completed the Senior Executive Education Program at the London Business School. Currently he is responsible for an organization with over $500 million in annual revenue covering seven subsidiaries with over 1,400 employees. He has a strong background in finance, with particular expertise in accounting, financial oversight and reporting. Mr. Carlton also has insurance experience on both a domestic and international scale. Mr. Carlton is actively involved on corporate boards and in the community. He serves on the board of SGL Automotive Carbon Fibers, a joint venture between SGL Group and BMW. He is also a director of the Carolina chapter of the National Association of Corporate Directors (“NACD”) and is a registered NACD Governance Fellow. Mr. Carlton serves on the board of the German Language and Culture Foundation of Charlotte, North Carolina. Mr. Carlton is a first cousin by marriage to Mr. Drahozal.

Brenda K. Clancy
Director since 2016
Ms. Clancy, 62, has a wealth of valuable experience in the insurance industry, having most recently served as the Global Chief Technology Officer for AEGON N.V. ("AEGON") (2013–2016), which is a multinational life insurance, pensions and asset management company headquartered in The Hague, Netherlands. AEGON is a parent company of Transamerica Corporation, an American holding company for various life insurance companies and investment firms doing business primarily in the United States, offering life and supplemental health insurance, investments, and retirement services.
Throughout her 40-year career with AEGON, Ms. Clancy held numerous financial leadership positions including President of Transamerica Life Insurance Company (2008–2016), Executive Vice President and Chief Operating Officer of Transamerica Life Insurance Company (2004–2008), Senior Vice President, Information & Finance and Treasurer of Life Investors Insurance Co. of America (1997–2004), and Vice President and Controller of Life Investors Insurance Co. of America (1992–1997). She was actively involved in all major acquisitions, strategy development, change initiatives and business integration. Ms. Clancy was recommended as a candidate for the Board of Directors by current Director and Chairman Jack B. Evans.

Randy A. Ramlo
Director since 2008
Mr. Ramlo, 55, has served as our President and Chief Executive Officer since May 2007. He previously served as Chief Operating Officer (2006–2007), as Executive Vice President (2004–2007), and as Vice President, Fidelity and Surety (2001–2004). Mr. Ramlo has been with the Company since 1984 and has a very strong knowledge of our business and the insurance industry. He holds numerous professional insurance designations, including Chartered Property and Casualty Underwriter, Associate in Fidelity and Surety Bonding, Associate in Management and Associate in Risk Management.
Mr. Ramlo is a long-time community leader and supporter, with service to many diverse organizations. He serves as a director of Cedar Rapids Metro Economic Alliance, an economic development organization, a member of the board of trustees of the Cedar Rapids Museum of Art, a member of the University of Northern Iowa School of Business Executive Advisory Board, a trustee on the Iowa College Foundation Board and a trustee of the Eastern Iowa Branch of the Juvenile Diabetes Research Foundation International. Mr. Ramlo is not an independent director as defined in the NASDAQ Listing Rules due to his employment by our Company.

Susan E. Voss
Director since 2014
Susan E. Voss, 61, joined American Enterprise Group, Inc. as its Vice President and General Counsel in November 2013. Headquartered in Des Moines, Iowa, American Enterprise Group provides personal and customized health and life insurance solutions for individuals, families and small business owners. Prior to joining American Enterprise Group, Inc., Ms. Voss had her own consulting firm in 2013, Voss Consulting, LLC, which provided consulting and expert witness services in the areas of insurance and financial product regulation and compliance issues.
Before Voss Consulting, Ms. Voss worked in Iowa state government for 31 years, the last 20 of which were spent with the Iowa Insurance Division. In 2005 she was appointed by then-Governor Tom Vilsack to serve as Iowa Insurance Commissioner, a position she held until 2013. Ms. Voss was elected by her peers as an officer of the National Association of Insurance Commissioners (“NAIC”) in 2007 and served as its President in 2011. During her time as Iowa Insurance Commissioner and her tenure with the NAIC, Ms. Voss served on a number of NAIC committees including: Market Conduct and Regulation Committee (which she chaired from 2005 to 2006), the Principles-Based Reserving Working Group (which she chaired in 2012), International Insurance Committee (which she chaired in 2012), Life and Annuities Committee, Financial Condition Committee and Financial Regulation Standards and Accreditation Committee.
Vote Required and Board Recommendation
Directors in uncontested elections are elected by a majority of the votes cast, represented either in person or by proxy, by the shares entitled to vote in the election at the Annual Meeting at which a quorum is present. In tabulating the voting results for the election of directors, “FOR” votes are counted in favor of the election of a director, and “AGAINST” votes are counted against the election of a director. Abstentions will have the same effect as a vote against the director.
The Board of Directors recommends a vote FOR the election to the Board of each of the four director nominees identified in this proxy statement.

Continuing Directors
The following individuals are continuing members of our Board of Directors who are not up for election at the Annual Meeting.
Directors (Class C) – Terms Expiring in 2018

Christopher R. Drahozal
Director since 1997
Mr. Drahozal, 55, is an internationally known legal scholar. He is the John M. Rounds Professor of Law and Associate Dean for Research and Faculty Development at the University of Kansas School of Law in Lawrence, Kansas, where he has taught since 1994. During Fall 2015, he was the Mason Ladd Distinguished Visiting Professor of Law at the University of Iowa College of Law. He is on the Board of Directors of Arbitrator Intelligence, Inc., a nonprofit working to enhance transparency, fairness, and accountability in the selection of international arbitrators.
From 2012–2016, Mr. Drahozal has also served as special advisor to the Consumer Financial Protection Bureau, a government agency headquartered in Washington, D.C., on matters related to the use of arbitration clauses in consumer financial services contracts. Prior to teaching, Mr. Drahozal was in private law practice in Washington, D.C., and served as a law clerk for the Iran-U.S. Claims Tribunal, the United States Court of Appeals for the Fifth Circuit and the United States Supreme Court. Mr. Drahozal is a first cousin by marriage to Mr. Carlton.

Jack B. Evans
Director since 1995
Mr. Evans, 68, became Chairman of our Board of Directors in October 2009. He has served as a director since 1995 and as Vice Chairman from 1997–2009. Mr. Evans has a very strong business background and currently holds the position of President of The Hall-Perrine Foundation, a private philanthropic corporation located in Cedar Rapids, Iowa. He has held that position since 1996.
From 1993–1995, he served as President of SCI Financial Group, a regional financial services firm located in Cedar Rapids, Iowa that provided brokerage, insurance and related services to its clients. Mr. Evans has extensive experience with public companies. He currently serves on the Board of Trustees of registered investment companies in the Nuveen Mutual Funds complex. He has served as a director of Alliant Energy Corporation of Madison, Wisconsin, a utility company, and as a director of the Federal Reserve Bank of Chicago. Mr. Evans is also a former member of the Iowa Board of Regents, which oversees the state’s public university system. As a long-serving director of our Company, Mr. Evans has gained broad knowledge of the insurance industry generally and our Company in particular.

Sarah Fisher Gardial
Director since 2016
Dr. Gardial, 59, is Dean for the Henry B. Tippie College of Business at the University of Iowa in Iowa City, Iowa, occupying this role since 2012. Previously, Ms. Gardial served as the Vice Provost for Faculty Affairs at the University of Tennessee (2008–2012). She also held the Beaman Professorship at the University of Tennessee (2006–2012).
She has a strong background in business, having taught business principles at the collegiate level for over 30 years. The Board of Directors believes that Dr. Gardial’s qualifications to serve as director include her vast business acumen, especially through the growth and improvement of marketing principles and customer value. Dr. Gardial also serves as a member of the Board of Directors of University of Iowa Community Credit Union.

George D. Milligan
Director since 1999
Mr. Milligan, 60, has a strong business background, with service since 1985 as President of The Graham Group, Inc., of Des Moines, Iowa. The Graham Group, Inc. consists of a real estate firm specializing in developing office buildings and a construction firm specializing in constructing hospital facilities. Since 2005, Mr. Milligan has also served as a director of West Bancorporation, Inc. of West Des Moines, Iowa, a bank holding company.
As a member of the West Bancorporation, Inc. Board of Directors, Mr. Milligan serves on their loan committee, and nominating and governance committee. Mr. Milligan previously served as director of Allied Life Insurance Company, which had a class of securities registered pursuant to Section 12 of the Exchange Act at the time of his service. Mr. Milligan is a long-time community leader and supporter, being active with the Boy Scouts of America, the Dowling Foundation, and the Variety Club of Iowa.

Directors (Class B) – Terms Expiring in 2019

John-Paul E. Besong
Director since 2013
Mr. Besong, 63, has a strong technical, business and management background, having previously held the position of Senior Vice President of e-Business and Chief Information Officer for Rockwell Collins, a Fortune 500 company based in Cedar Rapids, Iowa, that provides aviation electronics for both commercial and military aircraft and that has a class of securities registered pursuant to Section 12 of the Exchange Act. He was appointed Senior Vice President and Chief Information Officer in 2003, serving until 2015. Beginning in 1979, when he joined Rockwell Collins as a chemical engineer, Mr. Besong has held management roles having increasingly more responsibility within the company, including vice president of e-Business and Lean Electronics™, head of the SAP initiative and Director of the Printed Circuits and Fabrication businesses.
Mr. Besong is a strong community supporter and member of various industry and community boards. He serves on the board of directors of Lean Aerospace Initiative (LAI), Junior Achievement of Eastern Iowa (Cedar Rapids Area), Mercy Medical Center, Iowa Public Television Foundation and Technology Association of Iowa (TAI) CIO Advisory Board, where he serves as a member and former chair of the executive board of TAI. Mr. Besong’s business background provides him with a very strong understanding of technological advances critical to the insurance industry. The Board of Directors believes that Mr. Besong’s qualifications to serve as director include his business acumen and distinguished management career as an officer and information technology expert of a Fortune 500 company.

James W. Noyce
Director since 2009
Mr. Noyce, 61, has a strong business, accounting and insurance industry background, with extensive public company experience. Before retiring, Mr. Noyce had nearly three decades of experience in the financial services industry, most recently as Chief Executive Officer and Director of FBL Financial Group, Inc. (“FBL”), an insurance holding company headquartered in West Des Moines, Iowa. While at FBL, Mr. Noyce served as Chief Executive Officer and Director (2007–2009), Chief Financial Officer (1996–2007), and Chief Administrative Officer (2002–2007). From January 2000 to July 2002 he was Executive Vice President and General Manager of the property casualty companies managed by FBL. Mr. Noyce began his employment with FBL and its affiliates in 1985.
In March 2016, Mr. Noyce accepted the position as Interim CEO of the Greater Des Moines YMCA while the organization does a search for a permanent CEO. Mr. Noyce served as the Senior Advisor and Major Gifts Officer for the Athletics Department of Drake University, a private university in Des Moines, Iowa. Mr. Noyce has held or still holds numerous professional certifications and designations including certified public accountant; Fellow, Casualty Actuarial Society; Associate, Society of Actuaries; Fellow, Life Management Institute; and Member, American Academy of Actuaries. He

was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs and was inducted into the American Institute of Certified Public Accountants’ Business and Industry Hall of Fame in 2007.

Mary K. Quass
Director since 1998
Ms. Quass, 66, is President and Chief Executive Officer of NRG Media, LLC, headquartered in Cedar Rapids, Iowa, a position that she has held since 2005. NRG Media, LLC is a broadcast group consisting of 42 analog radio stations and 20 digital streaming radio stations in the Midwest. Ms. Quass previously served as President and Chief Executive Officer of New Radio Group, LLC (2002–2005). She also served as President and CEO of Central Star, a division of Capstar Broadcasting Partners, Inc. from 1998 through the merger of Capstar Broadcasting Partners, Inc. in 2001 into AMFM. She purchased her first radio stations in 1988, with the formation of QBC.
Ms. Quass has a strong business background and has been a long time community leader and supporter. She serves on the board of directors for Van Meter Inc., a distributor of electrical and mechanical supplies, services and solutions in Cedar Rapids, Iowa, and the Cedar Rapids, Iowa, region of U.S. Bank. Ms. Quass’ service extends to community boards as Chair for Mercy Medical Center in Cedar Rapids, Iowa; past Chair of the Entrepreneurial Development Center, a public/private sponsored business accelerator in Cedar Rapids, Iowa; Trustee of United Way East Central Iowa; and past Chair of the Cedar Rapids Chamber of Commerce. Ms. Quass is involved in professional organizations including service on the Board of Directors and Executive Committee of the National Association of Broadcasters and the Radio Advertising Bureau Executive Committee, and as Treasurer of the QMac IBA Foundation and past Chair of the Iowa Broadcasters Association. Ms. Quass has been recognized by the broadcast industry including when Radio Ink Magazine named her Broadcaster of the Year for 1999 and one of the 40 Most Powerful Broadcasters (2005–2010). She has been inducted into the Iowa Broadcasters Association Hall of Fame and is the recipient of the Rivers Humanitarian Award. Her service on our Board of Directors has provided her with a very strong understanding of the insurance industry in general and our business operations in particular.

Kyle D. Skogman
Director since 2000
Mr. Skogman, 66, possesses a strong business background. Since 1990, he has served as President of Skogman Construction Co. of Iowa, a company that specializes in residential construction and real estate sales, primarily in Cedar Rapids, Iowa. Skogman Homes has built over 6,200 homes since Mr. Skogman became President and was recognized as the 168th largest builder in the country for 2013. With over 220 agents, Skogman Realty is recognized as the 68th largest independent real estate company in the country. Mr. Skogman also owns an interest in a property-casualty insurance agency. He was inducted into the Cedar Rapids Area Homebuilders Association Hall of Fame.

Mr. Skogman is a long-time active community leader and supporter, with service to many diverse organizations including as director and past Chairman of the Board of Mercy Medical Center and as a director on the Board of the National Czech & Slovak Museum & Library, in Cedar Rapids, Iowa. Mr. Skogman is a past director of the Cedar Rapids Chamber of Commerce and is a past chair of Cedar Rapids Priority One, an economic development organization within the Chamber of Commerce. Through his prior business experience and his service to on our Board of Directors, Mr. Skogman has a broad and strong understanding of our Company and our business.

PROPOSAL TWO – RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Information About Our Independent Registered Public Accounting Firm
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2017 and has directed that management submit the selection of the independent registered public accounting firm to shareholders for ratification at the Annual Meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Representatives from Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate shareholder questions. Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our Articles of Incorporation, Bylaws or otherwise, the Board of Directors is seeking ratification as a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm.
Fees Billed to United Fire Group, Inc. During 2016 and 2015
The following table represents the total fees billed for services rendered to us by Ernst & Young LLP for the fiscal years ended December 31, 2016, and December 31, 2015, respectively:

Services	2016 Fees	2015 Fees
Audit (1)	$1,150,000	$1,150,000
Audit-Related (2)	27,500	274,000
Tax (3)	85,870	99,655
All Other (4)	—	—
Total Fees:	$1,263,370	$1,523,655

(1)
Audit Fees. “Audit” fees consist of fees for professional services rendered for the audit of United Fire Group, Inc.’s Consolidated Financial Statements and internal control over financial reporting, review of the interim Consolidated Financial Statements included in quarterly reports, services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements, and services that generally only the independent registered public accounting firm can reasonably provide.

(2)
Audit-Related Fees. “Audit-Related” fees consist of fees for assurance and related services that are traditionally performed by the independent registered public accounting firm and are reasonably related to the performance of the audit or the review of our financial statements, but are not reported as “Audit” fees. During 2016, the audit-related fees billed to us by Ernst & Young LLP related to out-of-scope work performed for the audit of the UFG Specialty Insurance Company audited statutory financial statements. During 2015, the audit-related fees billed to us by Ernst & Young LLP related to the implementation of the Accenture® Claims System and SEC comment letter and related management response.

(3)	Tax Fees. Tax fees billed to us by Ernst & Young LLP in 2016 and 2015 related to tax compliance, tax advice, or tax planning services rendered to us.

(4)	All Other Fees. During 2016 and 2015, there were no fees billed to us by Ernst & Young LLP for any professional services rendered other than those described above.
Audit Committee Pre-Approval
The Audit Committee of our Board of Directors is governed by a charter that requires the Audit Committee to appoint, evaluate, and oversee our independent registered public accounting firm. As part of its responsibilities, the Audit Committee reviews and approves the provision of all audit and non-audit services for the purpose of assuring the independence of our independent auditors. The Audit Committee pre-approved all of the services provided and the fees charged by Ernst & Young LLP during 2016 and 2015.
Vote Required and Board Recommendation
Ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017 requires the affirmative vote of a majority of the votes cast on this proposal. In tabulating the voting results for the ratification of the appointment of Ernst & Young LLP, abstentions will not affect the voting results on this proposal because only “FOR” and “AGAINST” votes are counted as votes cast.
The Audit Committee and the Board of Directors recommend a vote FOR ratification of the Audit Committee’s appointment of Ernst & Young LLP as United Fire Group, Inc.’s independent registered public accounting firm for 2017.
Report of the Audit Committee*
March 2017
The Audit Committee reviews United Fire Group, Inc.’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the system of internal controls. In accordance with standards established by the Public Company Accounting Oversight Board (United States), Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an audit of United Fire Group, Inc.’s Consolidated Financial Statements, assessing the effectiveness of United Fire Group, Inc.’s internal control over financial reporting and issuing reports thereon. The Audit Committee monitors these processes. The Audit Committee consists entirely of independent directors and operates pursuant to a charter adopted by it and by the Board of Directors. The Audit Committee met four times during 2016.
The Audit Committee has:

•	reviewed and discussed the audited Consolidated Financial Statements with management;

•	discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board;

•
received from Ernst & Young LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and

•	discussed with the independent auditors, the auditors' independence.
The Audit Committee has discussed with United Fire Group, Inc.’s internal auditor and with Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee met with the internal auditor and Ernst & Young LLP both with and without management present, to discuss the results of their examinations, the evaluations of United Fire Group, Inc.’s internal controls and the overall quality of United Fire Group, Inc.’s financial reporting process.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited Consolidated Financial Statements be included in United Fire Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission. The Audit Committee appointed Ernst & Young LLP as United Fire Group, Inc.’s independent registered public accounting firm for the year ending December 31, 2017 and recommends that the shareholders ratify the appointment.

Audit Committee Members
James W. Noyce, Chair
John-Paul E. Besong
Scott L. Carlton
Brenda K. Clancy
Christopher R. Drahozal
Jack B. Evans
George D. Milligan
Kyle D. Skogman

*
This report is not “soliciting material” and is not deemed “filed” with the SEC. The incorporation by reference of this proxy statement into any document filed with the SEC by the Company shall not be deemed to include this report unless such report is specifically stated to be incorporated by reference into such document.

PROPOSAL THREE – SHAREHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
Say-On-Pay Advisory Vote
As required pursuant to Section 14A of the Exchange Act, shareholders have the opportunity to vote, on a non-binding advisory basis, on the compensation of our named executive officers (“Say-on-Pay Vote”). Our Board of Directors is committed to corporate governance best practices and recognizes the interest of shareholders in executive compensation matters. Although the vote is advisory and is not binding on the Board of Directors, the Compensation Committee will review the voting results and consider the constructive feedback obtained through the shareholder advisory vote in making decisions about future compensation arrangements for our named executive officers.
Based on the voting results of the 2011 Annual Meeting with respect to the frequency of future Say-on-Pay votes, the Board had decided to include a Say-on-Pay vote in our proxy statement on an annual basis until the next required advisory vote on the frequency of future Say-on-Pay votes, which is occurring at the Annual Meeting (see Proposal Four).
As discussed in Compensation Discussion and Analysis in this proxy statement, the Board of Directors believes that our current executive compensation program directly links executive compensation to our Company’s performance and aligns the interests of our named executive officers with those of our shareholders. For example:

•	Our executive compensation encourages executive decision-making that is aligned with the long-term interests of our shareholders.

•	Bonuses and equity awards for named executive officers are tied to specific performance goals.

•
We encourage long-term stock ownership by our executive officers with award features such as 20% vesting of stock option awards beginning on the first anniversary of the grant and no vesting of restricted stock until the fifth anniversary of the grant.

•	We have adopted stock ownership guidelines for our executive officers.

•	Our compensation uses a balance of short- and long-term performance metrics to encourage the efficient management of our business and minimize excessive risk-taking.
The Board of Directors believes that United Fire Group, Inc.’s executive compensation program is designed to meet the objectives discussed in Compensation Discussion and Analysis in this proxy statement. Accordingly, the Board recommends that shareholders vote in favor of the following resolution: “RESOLVED, that the compensation paid to United Fire Group, Inc.’s named executive officers as described in the Proxy Statement under Executive Compensation, including the Compensation Discussion and Analysis section, the compensation tables and other narrative disclosure, contained therein, is hereby APPROVED.”
Vote Required and Board Recommendation
Approval of the resolution regarding the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on this proposal. In tabulating the voting results for the resolution regarding executive compensation, abstentions will not affect the voting results on this proposal because only “FOR” and “AGAINST” votes are counted as votes cast.
The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL FOUR – ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION
Say-On-Frequency Advisory Vote
In accordance with the Dodd-Frank Act, shareholders have the opportunity to vote, on a non-binding advisory basis, on the frequency of future advisory votes on executive compensation, commonly referred to as a "say-on-frequency" vote. You are given the option on the proxy card of selecting a frequency of every one, two or three years, or abstaining.
Although the vote is non-binding, the Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding the Board of Director’s recommendation and the outcome of the shareholder vote, we may decide to conduct future advisory votes on a more or less frequent basis and may vary the frequency of advisory votes based on factors such as discussions with shareholders and the adoption of material changes to our compensation programs.
The Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the best approach for our Company. While our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that compensation disclosures are made annually. Holding an annual advisory vote on executive compensation would provide the Company with more direct and immediate feedback on those compensation disclosures.
Vote Required and Board Recommendation
Shareholders are not voting to approve or disapprove the Board of Directors’ recommendation. Instead, the proxy card provides shareholders with four choices with respect to this proposal: one year, two years, three years or shareholders may abstain from voting on the proposal. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered by the Board of Directors as the shareholders’ recommendation as to the frequency of future say-on-pay votes. Abstentions will not affect the voting results on this proposal.
The Board of Directors recommends a vote for 1 YEAR as the frequency of future shareholder votes on executive compensation.

Security Ownership of Certain Beneficial Owners
The following table sets forth information as of March 20, 2017, with respect to persons known to us to beneficially own more than five percent of the Company Common Stock. Except as otherwise indicated, each of the shareholders listed in the following table has sole voting and dispositive power over the shares beneficially owned:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Dee Ann McIntyre 1218 Bishops Lodge Rd Santa Fe NM 87501-1099	2,996,832	(1)	11.8%
Common	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	2,416,593	(2)	9.5%
Common	Dimensional Fund Advisors LP 6300 Bee Cave Rd, Bldg One Austin TX 78746	2,149,557	(3)	8.5%
Common	The Vanguard Group 100 Vanguard Blvd Malvern PA 19355	1,732,696	(4)	6.8%
Common	EARNEST Partners LLC 1180 Peachtree St NE Ste 2300 Atlanta GA 30309	1,388,130	(5)	5.5%

(1)
Based on a Schedule 13G (Amendment No. 6) filed with the SEC on February 14, 2017, the number of securities beneficially owned by Mrs. McIntyre as of December 31, 2016 includes: 2,524,969 shares for which Mrs. McIntyre holds sole voting and dispositive power, and 471,863 shares for which Mrs. McIntyre holds shared voting and dispositive power.

(2)
Based on a Schedule 13G (Amendment No. 7) filed with the SEC on January 27, 2017, the number of securities beneficially owned by BlackRock, Inc. as of December 31, 2016 includes: 2,364,869 shares for which it holds sole voting power and 2,416,593 shares for which it holds sole dispositive power.

(3)
Based on a Schedule 13G (Amendment No. 7) filed with the SEC on February 9, 2017, the number of securities beneficially owned by Dimensional Fund Advisors LP as of December 31, 2016 includes: 2,111,925 shares for which it holds sole voting power and 2,149,557 shares for which it holds sole dispositive power.

(4)
Based on a Schedule 13G (Amendment No. 2) filed with the SEC on February 10, 2017, the number of securities beneficially owned by The Vanguard Group as of December 31, 2016 includes: 26,385 shares for which it holds sole voting power, 4,820 shares for which is holds shared voting power, 1,702,669 shares for which it holds sole dispositive power and 30,027 shares for which it holds shared dispositive power.

(5)
Based on a Schedule 13G (Amendment No. 15) filed with the SEC on February 14, 2017, the number of securities beneficially owned by EARNEST Partners, LLC as of December 31, 2016 includes: 368,345 shares for which it holds sole voting power, 93,077 shares for which it holds shared voting power and 1,388,130 shares for which it holds sole dispositive power.

Security Ownership of Management
The following table sets forth certain information regarding the beneficial ownership of our Company Common Stock as of March 20, 2017, with respect to each of our directors, director nominees, named executive officers and all of our directors and executive officers as a group.
As of March 20, 2017, we had 25,442,283 shares of Company Common Stock outstanding. Except as otherwise indicated, each of the shareholders listed in the following table has sole voting and dispositive power over the shares beneficially owned:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Common	John-Paul E. Besong	7,083	(2)	*
Common	Scott L. Carlton	118,194	(3)	*
Common	Brenda K. Clancy	100	(4)	*
Common	Christopher R. Drahozal	883,494	(5)	3.47
Common	Barrie W. Ernst	40,401	(6)	0.16
Common	Jack B. Evans	56,707	(7)	*
Common	Sarah Fisher Gardial	1,317	(8)	*
Common	Dawn M. Jaffray	4,317	(9)	0.02
Common	Casey D. Mahon	27,045	(10)	*
Common	George D. Milligan	33,877	(11)	*
Common	James W. Noyce	17,926	(12)	*
Common	Mary K. Quass	27,459	(13)	*
Common	Randy A. Ramlo	101,011	(14)	0.40
Common	Neal R. Scharmer	21,176	(15)	0.08
Common	Kyle D. Skogman	34,807	(16)	*
Common	Susan E. Voss	4,208	(17)	*
Common	Michael T. Wilkins	55,313	(18)	0.22
Common	All other executive officers (includes two persons)	47,929	(19)	0.19
Common	All directors and executive officers as a group	1,482,364		5.83
* Indicates non-employee director ownership of less than 1%.

(1)
The inclusion in this table of any shares shown as beneficially owned does not constitute admission of beneficial ownership. None of the shares disclosed in the table are pledged as security. In computing the number of shares of Company Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares Company Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days from March 20, 2017, and Company Common Stock issuable upon the vesting of restricted stock units ("RSU") within 60 days from March 20, 2017, to be outstanding. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Includes 5,679 shares owned individually by Mr. Besong and stock options for 1,404 shares that are exercisable by Mr. Besong on or before 60 days from March 20, 2017.

(3)
Includes 79,754 shares owned individually by Mr. Carlton; 37,660 shares owned in accounts for the benefit of Mr. Carlton’s children; and stock options for 780 shares that are exercisable by Mr. Carlton on or before 60 days from March 20, 2017.

(4)	Includes 100 shares owned individually by Ms. Clancy.

(5)
Includes 12,930 shares owned individually by Mr. Drahozal, including 2,674 shares owned jointly by Mr. Drahozal and his wife; 243,086 shares owned individually by Mr. Drahozal’s wife; 74,714 shares owned in accounts for the benefit of Mr. Drahozal’s children; 471,863 shares owned by the McIntyre Foundation, of which Mr. Drahozal’s wife serves as one of three directors; 66,898 shares owned by the J. Scott McIntyre Trust FBO the Kaye Drahozal Family, of which Mr. Drahozal and his wife serve as co-trustees; and stock options for 14,003 shares that are exercisable by Mr. Drahozal on or before 60 days from March 20, 2017.

(6)
Includes 3,224 shares owned individually by Mr. Ernst; 6,857 shares owned in a Company 401(k) account for Mr. Ernst’s benefit; 1,137 shares held individually by Mr. Ernst’s wife; and stock options for 29,183 shares that are exercisable by Mr. Ernst on or before 60 days from March 20, 2017.

(7)
Includes 46,904 shares owned individually by Mr. Evans; 2,000 shares held in a 401(k) account for Mr. Evan’s benefit; 3,674 shares held in an individual retirement account for Mr. Evans’ benefit; 2,024 shares held in an IRA account for the benefit of Mr. Evans’ wife; and stock options for 2,105 shares that are exercisable by Mr. Evans on or before 60 days from March 20, 2017.

(8)	Includes 1,317 shares owned individually by Ms. Gardial.

(9)	Includes 1,159 shares owned individually by Ms. Jaffray and stock options for 3,158 shares that are exercisable by Ms. Jaffray on or before 60 days from March 20, 2017.

(10)
Includes 12,042 shares owned individually by Ms. Mahon; 1,000 shares held in an individual retirement account for Ms. Mahon’s benefit; and stock options for 14,003 shares that are exercisable by Ms. Mahon on or before 60 days from March 20, 2017.

(11)	Includes 21,874 shares owned individually by Mr. Milligan and stock options for 12,003 shares that are exercisable by Mr. Milligan on or before 60 days from March 20, 2017.

(12)
Includes 6,923 shares owned individually by Mr. Noyce; 2,000 shares held in a trust account for Mr. Noyce’s wife and stock options for 9,003 shares that are exercisable by Mr. Noyce on or before 60 days from March 20, 2017.

(13)	Includes 13,456 shares owned individually by Ms. Quass and stock options for 14,003 shares that are exercisable by Ms. Quass on or before 60 days from March 20, 2017.

(14)
Includes 17,694 shares owned individually by Mr. Ramlo; 352 shares owned individually by Mr. Ramlo’s wife; 1,986 shares owned by a Company 401(k) account for Mr. Ramlo’s benefit; and stock options for 80,979 shares that are exercisable by Mr. Ramlo on or before 60 days from March 20, 2017.

(15)
Includes 4,722 shares owned individually by Mr. Scharmer; 2,236 shares held in a Company 401(k) account for Mr. Scharmer’s benefit; and stock options for 14,218 shares that are exercisable by Mr. Scharmer on or before 60 days from March 20, 2017.

(16)
Includes 23,193 shares owned individually by Mr. Skogman; 1,870 shares held in an individual retirement account for Mr. Skogman’s benefit; 5,500 shares owned by Mr. Skogman’s wife; 150 shares held in an individual retirement account for the benefit of Mr. Skogman’s wife; and stock options for 4,094 shares that are exercisable by Mr. Skogman on or before 60 days from March 20, 2017.

(17)	Includes 4,208 shares owned individually by Ms. Voss, including 100 shares owned jointly by Ms. Voss and her husband.

(18)
Includes 13,213 shares owned individually by Mr. Wilkins; 2,524 shares held in a Company 401(k) account for Mr. Wilkins’s benefit; and stock options for 39,576 shares that are exercisable by Mr. Wilkins on or before 60 days from March 20, 2017.

(19)
Includes 3,436 shares owned individually by the executive officers not otherwise named; 5,617 shares held in a Company 401(k) account for the benefit of the executive officers not otherwise named; and stock options for 38,876 shares that are exercisable by the executive officers not otherwise named on or before 60 days from March 20, 2017.

Securities Authorized for Issuance Under Equity Compensation Plans
We have a stock plan that authorizes United Fire Group, Inc. to grant incentive stock options, nonqualified stock options, RSUs, unrestricted and restricted stock, and stock appreciation rights to acquire 3,400,000 shares of Company Common Stock, with 1,248,651 shares available for future issuance at December 31, 2016. The plan is administered by our Board of Directors. The Board has the authority to determine which employees (including affiliate company employees) will receive incentive stock options, and which employees (including affiliate company employees) and persons to whom offers of employment have been extended will receive nonqualified stock options, stock awards, and stock appreciation rights. The Board also has authority to determine when plan awards will be granted and the terms and conditions of those awards. The Board may also take any action it deems necessary and appropriate for the administration of the plan. Stock options are granted to buy shares of our common stock at the market value of the stock on the date of grant. Stock options granted to date vest and are exercisable in installments of 20% of the number of shares covered by the option award each year from the grant date. To the extent not exercised, installments shall accumulate and be exercisable by the optionee, in whole or in part, in any subsequent year included in the option period, but not later than 10 years from the grant date. Stock options have historically been granted free of charge to eligible recipients as designated by the Board of Directors.
We have a nonqualified non-employee director stock option and restricted stock plan that authorizes United Fire Group, Inc. to grant restricted stock and nonqualified stock options to purchase 300,000 shares of Company Common Stock, with 74,771 shares available for future issuance at December 31, 2016. The Board has the authority to determine which non-employee directors receive options and restricted stock, when options and restricted stock shall be granted, the option price, the option expiration date, the date of grant, the vesting schedule of options and restricted stock or whether the shares shall be immediately vested, the terms and conditions of options and restricted stock (other than those terms and conditions set forth in the plan) and the number of shares of common stock to be issued pursuant to an option agreement or restricted stock agreement. The Board may also take any action it deems necessary and appropriate for the administration of the plan.
The number of securities to be issued upon exercise of outstanding restricted awards and options awards and the number of securities available for future grant under our equity compensation plans at December 31, 2016, are displayed in the following table:
Equity Compensation Plan Information – 2016

Equity Compensation Plans Approved by Security Holders	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(B) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(C) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Nonqualified Employee Stock Plan:
Nonqualified Incentive Stock Options	1,006,504	$29.49	1,248,651	(1)
Nonqualified Nonemployee Director Stock Option and Restricted Stock Plan:
Nonqualified Incentive Stock Options	114,173	$25.38	74,771	(2)
Total:	1,120,677	$29.08	1,323,422

(1)	All of the securities remaining available for issuance under this plan may be issued as unrestricted or restricted stock, stock options or stock appreciation rights.

(2)	All of the securities remaining available for issuance under this plan may be issued as either restricted stock units, restricted stock or stock options.

At December 31, 2016, we had awards of 155,059 RSUs outstanding under our Nonqualified Employee Stock Plan. Unless forfeited, 126,238 RSUs become fully vested five years after their grant date, of which: (i) 21,663 were granted in February 2013 at a fair market value of $23.96 per share; (ii) 36,540 were granted in February 2014 at a fair market value of $29.61 per share; (iv) 31,214 were granted in February 2015 at fair market value of $29.12 per share; and (v) 36,821 were granted in February 2016 at a fair market value of $39.91 per share. Unless forfeited, 28,821 of these awards become fully vested three years after their grant date, of which: (i) 29,032 were granted in February 2016 at a fair market value of $39.91; and (ii) 528 were granted in May 2016 at a fair market value of $41.74 per share.
At December 31, 2016, we had 27,027 shares of unvested restricted stock awards ("RSA") outstanding under our Nonqualified Nonemployee Director Stock Option and Restricted Stock Plan. RSAs in the amount of 13,860 vest in one-third increments on the grant date anniversary, and unless forfeited, become fully vested three years after their grant date of which: (i) 16,718 were granted in May 2014 (4,280 remain unvested) at a fair market value of $27.21 per share; and (ii) 17,256 were granted in May 2015 (9,580 remain unvested) at a fair market value of $31.28 per share. RSAs in the amount of 13,167 awards become fully vested one year after their grant date, of which all 13,167 were granted in May 2016 at a fair market value of $41.74 per share.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities (collectively “Reporting Persons”) to file initial reports of ownership and reports of changes in ownership of Company Common Stock and other equity securities with the SEC. SEC regulations require us to identify in this proxy statement any Reporting Person who failed to timely file a report during the most recent calendar year. Based solely on our review of copies of reports filed under Section 16(a) and written representations made to us by Reporting Persons, we believe that all applicable filing requirements were complied with for the fiscal year ended December 31, 2016 with the following exceptions: (a) restricted stock units withheld to satisfy a tax liability incident to vesting on February 18, 2016 was reported late on Form 4 on April 18, 2016 for each of Randy A. Ramlo, Barrie W. Ernst, Neal R. Scharmer and David E. Conner; and (b) a sell-to-cover transaction where on February 24, 2016 Michael T. Wilkins contemporaneously exercised 17,499 options, acquired 17,499 shares, and sold 14,499 shares was reported late on Form 4 on February 2, 2017.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Compensation Committee of our Board of Directors is responsible for developing the philosophy and structure of the compensation program for our named executive officers. The Compensation Committee is also responsible for recommending the annual performance measures and compensation of our named executive officers and submitting those to the full Board of Directors for approval.
Executive Overview
Financial Results – Performance Highlights
Below is a brief summary of our fiscal year 2016 financial performance. The numbers below are presented according to U.S. Generally Accepted Accounting Principles. The combined ratio is a commonly used financial measure of property and casualty underwriting performance. A combined ratio below 100% generally indicates a profitable book of business.

•	Our return on equity decreased to 5.5% in 2016 from 10.5% in 2015.

•	Our combined ratio increased to 100.3% in 2016 from 92% in 2015.

•	Our net income decreased to $49.9 million in 2016 from $89.1 million in 2015.

•	Our catastrophe losses increased to $61.2 million in 2016 from $32.3 million in 2015.

•	The book value of our common stock increased to $37.04 in 2016 from $34.94 in 2015.
During 2016, our results were primarily impacted by two items. First, an increase in catastrophe losses compared to 2015. Second, a deterioration in our core loss ratio driven in part by an increase in large losses, which we define as losses greater than $500,000. In response to this, we are reviewing and working on implementing more rigorous loss control efforts, including stricter underwriting guidelines, rate increases and new analytical tools.
Capital Management
In 2016, we declared and paid cash dividends of $0.97 per share to shareholders. We have paid a quarterly dividend every quarter since March 1968.
In 2016, we also repurchased 90,415 shares of our Company Common Stock at an average cost of $41.43 per share and a total cash outlay of $3.7 million. We are authorized by the Board of Directors to purchase an additional 2,938,471 shares of Company Common Stock under our current share repurchase program, which expires in August 2018. The amount and timing of any future repurchases will be at management’s discretion.
Consideration of Say-on-Pay Results
In 2016, approximately 98% of our shareholders who voted on the “say-on-pay” proposal at our 2016 Annual Meeting approved the compensation of our named executive officers as described in our 2016 proxy statement. The Compensation Committee carefully considered the results of this advisory, non-binding shareholder vote and did not implement any changes to the compensation programs for our named executive officers as a result of the shareholder vote.
Our Named Executive Officers
During 2016, our named executive officers were: Randy A. Ramlo, President, Chief Executive Officer and principal executive officer; Dawn M. Jaffray, Senior Vice President, Chief Financial Officer and principal financial officer; Michael T. Wilkins, Executive Vice President and Chief Operating Officer; Barrie W. Ernst, Vice President and Chief Investment Officer; and Neal R. Scharmer, Vice President, General Counsel and Corporate Secretary.

Compensation and Benefits Philosophy
Compensation arrangements for our named executive officers are designed to:

•	attract and retain qualified individuals;

•	provide compensation that is fair, reasonable and competitive with our industry peers; and

•	provide sufficient incentive opportunities that are linked to the execution of our business strategy and the interests of our shareholders.
The Compensation Committee Charter governs the Compensation Committee’s activities and sets forth its responsibilities regarding compensation arrangements for our named executive officers. Some key features of that charter include:

•	The Compensation Committee must be composed of only independent directors, with a minimum of three members.

•	The Compensation Committee must meet at least twice each calendar year.

•
The Compensation Committee is directly responsible for and has the resources and authority to retain and compensate any outside counsel, expert, consultant or advisor it deems appropriate and necessary.

The responsibilities and functions of the Compensation Committee that relate to compensation of the named executive officers and our independent directors are as follows:

•	Annually review and approve the salaries, incentive awards and other compensation for all of our executive officers;

•
Review and discuss with management the information reported in the Compensation Discussion and Analysis section of the Company’s proxy statement, and based on the review and discussions recommend to the Board of Directors that it be included in the proxy statement for our annual meeting and incorporated by reference in our Annual Report on Form 10-K;

•	Prepare and approve the Compensation Committee Report for inclusion in the proxy statement for our annual meeting;

•	Approve and grant stock options, RSUs, and other types of equity-based compensation in accordance with the terms of our equity-based compensation plans;

•	Periodically review, evaluate and report to the Board of Directors concerning the competitiveness of our compensation programs for the named executive officers; and

•	Annually evaluate the Compensation Committee Charter and the Compensation Committee’s performance and make such reports to the Board of Directors as it deems warranted.
When determining the compensation levels for our named executive officers, the Compensation Committee considers the following principles:

•
Performance. The Compensation Committee has linked the compensation of our named executive officers to the Company’s attainment of key performance goals. The Compensation Committee considers the individual’s performance and contribution to Company performance and, where applicable, to their business unit performance. The Compensation Committee and Board of Directors believe that tying each named executive officer’s compensation to key performance goals creates an incentive for the executive to attain the Company’s objectives and further align his or her interests with our shareholders.

•
Fairness and Reasonableness. We strive to provide compensation and benefit programs that are fair and competitive with our industry peers, while reasonably rewarding our named executive officers for their service based on their performance.

•
Cost. We strive to provide appropriate incentives and motivation to our named executive officers that will continue to increase value to our shareholders by designing compensation programs that we believe are cost-effective and affordable.

Our Compensation Committee and Board of Directors use a comprehensive approach to determine the compensation of our named executive officers, including the use of both currently-paid and long-term incentive compensation. Currently-

paid compensation, coupled with long-term incentives, provides the Compensation Committee and the Board of Directors the flexibility necessary to design a compensation program for our named executive officers that they consider to be fair, appropriate and competitive.
Competitive Market Review
The Compensation Committee engaged FW Cook as an independent compensation consultant to assist it in analyzing our peer groups and benchmarking the compensation of our named executive officers. The Compensation Committee used FW Cook’s Top Officer Competitive Compensation Analysis ("Analysis") to evaluate the 2016 salaries of our named executive officers. As described below, FW Cook’s Analysis used both comparison group data and published survey data. The companies included in the comparison group were determined by the Compensation Committee based upon the recommendation of FW Cook.
Companies included in the comparison group met the following criteria:

•	Industry group - insurance carriers and property and casualty insurance

•	Geographic location - national

•	Revenues between $300 million and $3 billion

•	Market capitalization between $200 million and $3.6 billion
The comparison group changed from 2015 to 2016. The 2016 comparison group for our consolidated insurance operations consisted of the following 21 companies:

•	Argo Group International Holdings Ltd #	•	National General Holdings Corporation #
•	Donegal Group Inc.	•	National Interstate Corporation #
•	EMC Insurance Group Inc.	•	Navigators Group Inc.
•	Employers Holdings Inc.	•	OneBeacon Insurance Group
•	FBL Financial Group Inc. #	•	ProAssurance Corporation #
•	Horace Mann Educators Corporation	•	RLI Corporation
•	Infinity Property & Casualty Corporation	•	Safety Insurance Group Inc. #
•	Kansas City Life Insurance Company #	•	Selective Insurance Group Inc.
•	Kemper Corporation #	•	State Auto Financial Corporation
•	MBIA Inc. #	•	Stewart Information Services #
•	Meadowbrook Insurance Group Inc.

(#)	Addition to comparison group from 2015.
In addition to comparison group data, the FW Cook Analysis also utilized data from Ward Group® Property & Casualty Insurance—US Survey, a published third-party compensation survey that management participates in.
FW Cook's Analysis compared the direct compensation of our named executive officers to market consensus direct compensation at or near the 50th percentile of executive officers of companies within the comparison group. In arriving at its market consensus direct compensation, FW Cook averaged the comparison group data with the published survey data.
While the Compensation Committee reviewed FW Cook's Analysis to evaluate the market competitiveness of the compensation program, the Compensation Committee also considered a number of other factors in evaluating the 2016 overall compensation of our named executive officers. These other factors included the Company’s performance during 2015, the cost of living and quality of life in the geographical areas in which the executive is located, the executive’s experience level, the responsibilities of the executive’s position, the executive’s role in maintaining a culture that values our employees, our existing compensation structure, and the relationship in compensation between our named executive officers and our other employees.

Risk Considerations
We believe that the design and objectives of our compensation program for named executive officers provides an appropriate balance of fixed compensation (base salary) and at-risk compensation (incentives). Total compensation of our named executive officers is intended to provide a balanced program that encourages the named executive officers to take appropriate risks aimed at improving Company performance and enhancing long-term shareholder value, while avoiding inappropriate risks. In this regard, our compensation program for named executive officers includes, among other things, the following design features:

•	a balanced mix of cash-based and equity-based compensation;

•	variable compensation based on a variety of key performance goals, including Company metrics, business unit metrics, where appropriate, and individual performance goals;

•	a balanced mix of short-term and long-term incentives;

•	threshold performance levels that must be achieved to earn incentives;

•	maximum award limits for annual incentive awards and equity-based compensation;

•	time-based vesting requirements for equity-based compensation; and

•	stock ownership guidelines for named executive officers.
After reviewing our Company's incentive plans applicable to all employees, we have determined that none of these plans create risks that would have a material adverse effect on the Company.
Elements of Compensation
We compensate our named executive officers using direct compensation and Company-sponsored benefit plans. As direct compensation, we pay competitive base salaries and performance-based cash and equity awards. Our named executive officers participate in Company-sponsored health and welfare benefit plans available generally to all salaried employees of the Company. In addition, we provide nonqualified deferred compensation plans and limited perquisites to our named executive officers as discussed below.
Direct Compensation
During 2016, direct compensation consisted of: (a) base salary, (b) annual performance-based cash awards, and (c) long-term equity-based awards. We pay these elements of direct compensation because we believe each of the following to be true:

•	a fair, reasonable and competitive base salary is essential to attract and retain strong management;

•	annual performance-based cash awards recognize and reward both individual achievement and the named executive officer’s role in overall Company performance; and

•	equity-based compensation helps our named executive officers to “think like owners” and, therefore, aligns their interests with those of our shareholders.
Base Salary
We establish base salary to recruit and retain experienced executives who can help us achieve our business goals. We determine a named executive officer’s initial base salary by considering a variety of factors, including the executive’s experience level, the responsibilities of the executive’s position, our existing compensation structure, compensation levels at peer companies, the cost of living and quality of life in the geographical area in which the executive is located and the executive’s role in maintaining a culture that values our employees. In addition, to determine increases in base salary, we consider individual and Company performance, pertinent experience with us, scope of responsibility and changes in our competitive marketplace.

Randy A. Ramlo - In establishing Mr. Ramlo’s base salary for 2016, the Compensation Committee considered the following factors when assessing his performance as CEO:

•
Mr. Ramlo’s performance compared to his goals and objectives for 2015, which included the following: attaining specified targets relating to return on equity, written premium levels, investor visits, underwriting expense ratio and life company income; the expansion of certain business products; generating additional business from newly appointed agents in geographic areas where we are underrepresented; growing certain predetermined areas identified by the Board of Directors; increasing certain business written in our service center; establishing a new unit for specific products; establishing risk and capital statements; and establishing risk tolerance levels for presentation to our Board of Directors;

•
factors that could hinder the achievement of Mr. Ramlo’s goals, including: failure to take advantage of market conditions within the insurance industry; failure to successfully integrate technology initiatives while maintaining adequate security within our automation platform; failure to maintain adequate investment portfolio diversity in an attempt to generate higher investment yield; large weather events striking areas where we have heavy concentrations of insured risks; and the loss of key employees;

•	the Company’s performance relative to the insurance industry, with an emphasis on the performance of our peer companies; and

•	Mr. Ramlo’s overall performance as our President and Chief Executive Officer.
The Compensation Committee also considered the executive compensation study and our current compensation philosophy and practices. Based on its overall assessment, the Compensation Committee recommended, and the Board of Directors approved, an increase in Mr. Ramlo’s 2016 base salary to $800,000, a 6.5% increase over 2015.
The Executive Committee meets with Mr. Ramlo throughout the year to discuss his progress toward his goals and his overall performance. At year-end, the Executive Committee and the chair of the Compensation Committee meet with Mr. Ramlo to evaluate his performance for the year; following that evaluation, the Compensation Committee conducts a final evaluation of Mr. Ramlo’s performance.
Other Named Executive Officers - Mr. Ramlo evaluated the other named executive officers’ individual performance and contributions made toward achieving the Company’s business objectives. He presented his report and salary recommendations to the Compensation Committee. The Compensation Committee considered Mr. Ramlo’s assessments and recommendations along with its own evaluations to determine the compensation for these named executive officers to be recommended to the Board of Directors:

•
Michael T. Wilkins – Mr. Ramlo and the Compensation Committee based their evaluation of Mr. Wilkins on the following performance and experience criteria: personal lines underwriting experience; the implementation and quality of our reinsurance program in general and our catastrophe coverage in particular, including pricing negotiations; overseeing the long-term profitability of our assumed reinsurance business; evaluation and analysis of our catastrophe exposure; management of our product development and rate setting functions; maintaining industry competitiveness through the use of information technology and web-based applications; the efficiency of our information technology operations; his duties as integration leader related to information technology and cyber-security; his contribution toward the attainment of our corporate return on equity goal; and growth and development in his role as Executive Vice President. Based upon Mr. Ramlo’s report, the Compensation Committee’s overall assessment of Mr. Wilkins’ performance, the executive compensation study, and our current compensation practices, the Compensation Committee recommended, and the Board of Directors approved, an increase in Mr. Wilkins’ 2016 base salary to $470,000, a 4.0% increase over 2015.

•
Dawn M. Jaffray – Mr. Ramlo and the Compensation Committee based their evaluation of Ms. Jaffray on the following performance and experience criteria: the timeliness and accuracy of financial reporting; exemplary audit reports; employment and management of staff to perform the internal audit function in-house; continued quality and efficiency of internal controls; growth and development in her role as Chief Financial Officer; duties related to reporting under the Securities Exchange Act of 1934; her successful management of our internal actuary and investor relations staff; her duties as liaison to our institutional investors and the investment community; and her contribution toward the attainment of our corporate return on equity goal. Based upon Mr. Ramlo’s report, the Compensation Committee’s overall assessment of Ms. Jaffray’s performance, the executive compensation study, Ms. Jaffray’s current compensation being in line with the market data discussed above, and our current compensation practices, the Compensation Committee recommended, and the Board of Directors approved, an increase in Ms. Jaffray’s 2016 base salary to $400,000, a 9.6% increase over 2015.

•
Barrie W. Ernst – Mr. Ramlo and the Compensation Committee based their evaluation of Mr. Ernst on the following performance and experience criteria: management of our investment portfolio during challenging economic times; maintaining adequate return on investments and cash flow management to meet our ongoing financial obligations; maintaining a net yield on investments comparable to other insurance companies similar to us in size and business model; hiring and management of various outside investment firms, including those responsible for the investments of our defined benefit pension plan; and the ability to limit our exposure to below investment grade securities as identified by the National Association of Insurance Commissioners. Based upon Mr. Ramlo’s report, the Compensation Committee’s overall assessment of Mr. Ernst’s performance, the executive compensation study, Mr. Ernst’s current compensation being in line with the market data discussed above, and our current compensation practices, the Compensation Committee recommended, and the Board of Directors approved, an increase in Mr. Ernst’s 2016 base salary to $345,000, a 3.9% increase over 2015.

•
Neal R. Scharmer – Mr. Ramlo and the Compensation Committee based their evaluation of Mr. Scharmer on the following performance and experience criteria: positive management and settlement of claims and other litigation, particularly as related to large or complex losses; negotiation and review of key vendor contracts; hiring and management of various outside legal counsel used by our Company; management of outside legal expenses incurred by our Company; and hiring, development and management of our in-house legal staff. Based upon Mr. Ramlo’s report, the Compensation Committee’s overall assessment of Mr. Scharmer’s performance, the executive compensation study, our current compensation practices, and the fact that certain general counsel functions are currently performed by outside counsel, the Compensation Committee recommended, and the Board of Directors approved, an increase in Mr. Scharmer’s 2016 base salary to $315,000, a 8.6% increase over 2015.

The following table shows the 2016 base salary for each of our named executive officers and the 2016 market consensus based on the executive compensation study:
Base Salary Compared to Market Consensus – 2016

Name and Principal Position	2016 Market Consensus Base Salary	(1)	2016 Base Salary
Randy A. Ramlo – President/Chief Executive Officer	$789,000		$800,000
Michael T. Wilkins – Executive Vice President/Chief Operating Officer	440,000		470,000
Dawn M. Jaffray – Senior Vice President/Chief Financial Officer	409,000		400,000
Barrie W. Ernst – Vice President/Chief Investment Officer	359,000		345,000
Neal R. Scharmer – Vice President/General Counsel/Corporate Secretary	335,000		315,000

(1)	Market consensus for named executive officers as determined by FW Cook's Analysis, which used both comparison group data and published survey data.
Annual Performance-Based Cash Awards
The Compensation Committee’s philosophy concerning performance-based cash awards and the application of that philosophy to determine cash-based compensation did change from 2015. We have an annual incentive plan that provides annual performance-based cash awards to all Company employees, including all of our named executive officers. This plan links a portion of each employee’s annual compensation directly to our financial performance. Our objective in using the annual incentive plan is to provide a strong financial incentive for all employees to achieve critical corporate and business unit goals.
To determine the amount of performance-based cash awards for each named executive officer, we measured four performance indicators: (1) corporate return on equity (“ROE”); (2) corporate premium growth rate; (3) corporate loss ratio; and (4) corporate expense ratio. As illustrated in the table below, we weight each performance measure and establish threshold, target and maximum levels of performance for each performance measure, with increasingly higher awards for attaining increasingly higher performance. Each named executive officer can receive a performance-based cash award for each performance measure. We pay no performance-based cash award for a performance measure if the threshold level of performance for that measure is not attained. Attaining the highest level of performance in each of all of the applicable measures would result in a cash award of 90% of base salary for Mr. Ramlo and 45% to 75% of base salary for our other named executive officers.
Potential awards for our named executive officers ranged from 0% to a maximum of 150% of target based upon the attainment of certain pre-determined goals and the considerations set forth in greater detail below. Awards under the Annual Incentive Plan are calculated separately for each performance measure as follows:

Base Salary × Bonus Opportunity × Performance Measure Weighting	=	Allocated Bonus Opportunity

Allocated Bonus Opportunity × Performance Factor	=	Annual Award Payment
The Compensation Committee chose ROE as an annual incentive plan performance measure because it believes that ROE is a good overall measure for evaluating our operating performance and that the value of our Company Common Stock is closely related to ROE performance. Accordingly, the Compensation Committee believes that achieving ROE target levels should enhance our stock value and shareholder return. In determining whether we have achieved our ROE target goal, we calculate ROE based on after-tax consolidated earnings divided by average equity. We exclude the impact of net unrealized appreciation and depreciation from our ROE calculation so that our employees are not penalized or rewarded as a result of extraordinary fluctuations in the equity and fixed income markets. The Compensation Committee chose corporate premium growth rate as an annual incentive plan performance measure because premium growth is an important goal for us.
The Compensation Committee chose corporate loss ratio and corporate expense ratio as annual incentive plan performance measures for the named executive officers because it believes they are reflective of our underwriting performance and overall profitability. If we keep expenses in line with guidelines established for cost center expense ratio, the Compensation Committee believes that we are more likely to achieve profitability and value for our shareholders. In determining whether we have achieved our business unit targets, the corporate loss ratio is calculated by dividing direct premiums earned by direct losses incurred plus direct allocated loss settlement expenses paid. The corporate expense ratio is determined by dividing property and casualty segment expenses by property and casualty segment premiums earned.
The following table shows the 2016 performance goals for each performance measure and the actual results for each performance measure and relative weightings. Payments to named executive officers under our annual incentive plan were made in March 2017 for performance during 2016 and are reported in the Summary Compensation Table – 2016 of this proxy statement under the “Non-Equity Incentive Plan Compensation” column.

Annual Incentive Plan Goals – 2016

	2016 Plan Goals (%)			2016 Annual Incentive Plan Actual Results (%)
Performance Measures	Threshold (50%)	Target (100%)	Maximum (150%)
Return on Equity ("ROE")	7.0%	9.0%	11.0%	6.4%
Corporate Premium Growth Rate	6.0	8.0	10.0	8.6
Corporate Loss Ratio	56.0	53.0	50.0	61.5
Corporate Expense Ratio	32.0	31.0	30.0	30.6
Annual Incentive Plan Bonus Opportunity and Weighting of Performance Measures – 2016

		% of Bonus Opportunity Allocated to Each Performance Measure
Named Executive Officer	Bonus Opportunity as % of Base Salary	Return on Equity ("ROE")	Premium Growth	Corporate Loss Ratio	Corporate Expense Ratio
Randy A. Ramlo	60%	40%	20%	20%	20%
Michael T. Wilkins	50	40	20	20	20
Dawn M. Jaffray	40	40	20	20	20
Barrie W. Ernst	40	55	30	5	10
Neal R. Scharmer	30	50	5	25	20
Potential awards for our named executive officers ranged from 0% to a maximum of 150% of target based upon the attainment of certain pre-determined goals and the considerations set forth above.
Annual Incentive Plan Performance Threshold Factors – 2016
The threshold, target, and maximum allocated bonus opportunities for our named executive officers that were established by the Compensation Committee were as follows:

	Threshold (50%)	Target (100%)	Maximum (150%)
Performance Measures	(Percentage of Allocated Bonus Opportunity)
Return on Equity ("ROE")	50%	100%	150%
Corporate Premium Growth Rate	50	100	150
Corporate Loss Ratio	50	100	150
Corporate Expense Ratio	50	100	150
Long-Term Equity-Based Awards
The Compensation Committee’s approach to long-term equity-based awards remained unchanged from 2015. The Company has an equity compensation program for all of our executive officers, including our named executive officers. Long-term equity based awards are granted under the United Fire Group, Inc. Stock Plan (“Stock Plan”), which permits the issuance of both restricted stock units and stock options, among other forms of equity compensation. The Compensation Committee believes that providing a balance of restricted stock units and stock options is beneficial to us and our shareholders. The Board of Directors grants stock options and restricted stock units to our named executive officers for retention purposes and to provide compensation that encourages those executives to increase shareholder value.

The size of awards granted to named executive officers under our equity compensation program is initially tied to each executive’s base salary. Under the equity compensation program, our named executive officers are assigned to one of three tiers. We established five levels of performance, with increasingly higher awards for attaining increasingly higher performance. Each participant within each tier receives a proportionate share of the pool of equity awards designated annually by the Board of Directors. The size of the pool is adjusted based on our prior year’s ROE (excluding unrealized gains), so that as the ROE increases, our named executive officers can receive higher annual incentive awards and more equity. In a year when prior-year results fail to reach the threshold target, the awards are eliminated, as was the case in 2012. The ROE levels for the 2016 pool of equity awards were as follows:

•	ROE lower than 4%, plan participants receive no awards;

•	ROE between 4% and 8%, plan participants receive awards equal to 35% of the equity pool;

•	ROE between 8% and 12%, plan participants receive awards equal to 50% of the equity pool;

•	ROE between 12% and 20%, plan participants receive awards equal to 65% of the equity pool; and

•	ROE greater than 20%, plan participants receive awards equal to 80% of the equity pool.
Our ROE (excluding unrealized gains) for 2016 was 6.4%, resulting in plan participants receiving awards equal to 35% of the equity pool in 2017 for 2016 performance.
Additional Compensation
Company-Sponsored Benefit Plans
We believe the insurance and retirement benefit plans we sponsor are an important part of fair and reasonable compensation for all of our employees, including our named executive officers. We design these benefit plans to attract and retain a strong employee base, to provide a measure of financial security for our employees and to assist our employees in providing for their own financial security in a manner that recognizes individual needs and preferences. We also provide these programs because we believe that employees who have a plan for health and financial security are better employees. We apply these programs equally to all employees. Our benefit plans consist of an insurance plan that provides health, vision, dental, disability and basic term life insurance coverage and various retirement plans.
Deferred Compensation Plans
On May 21, 2014, the Company’s Board of Directors and the Board of Directors of its subsidiary, United Fire & Casualty Company (“UFC”), each adopted an Executive Nonqualified Excess Plan (“Excess Plan”) which covers certain officers of the Company (who are all employees of UFC), including our named executive officers. The Excess Plan is an unfunded, nonqualified deferred compensation plan pursuant to which the Company is authorized to make discretionary, matching contributions to participants’ accounts at a three-to-one match, up to 25% of a participant’s salary. The Company’s discretionary, matching contributions remain unvested for a period of time and require a matching contribution from the officer. The Compensation Committee established the terms of the Excess Plan based on a review of similar plans and standards within the industry. We believe that requiring the participating officers to have a meaningful stake in the plan aligns their goals and interests with the Company’s performance.
We also maintain a nonqualified deferred compensation plan for certain officers, including our named executive officers. We use this plan to provide eligible executives the opportunity to plan and supplement their retirement income by deferring receipt of a portion of their base salary and/or annual performance-based cash award.
We offer these plans to provide our named executive officers with security and the ability to plan for their financial futures. The Compensation Committees believes that these plans benefit the Company by allowing us to attract and retain key talent.
Perquisites
We do not rely upon perquisites as a method of providing significant compensation to any of our employees, preferring instead to use direct compensation and incentive plans. We provide only those perquisites that are related to our business or that we believe are necessary to attract and retain key executive personnel. For 2016, we paid for country club dues for three of our named executive officers so they have a club available for business entertainment on our behalf. Perquisites and other personal benefits paid to a named executive officer are reported in the All Other Compensation column of the Summary Compensation Table – 2016.

For security reasons, our Board of Directors requires Mr. Ramlo to use our corporate aircraft for business travel whenever it is practical to do so. We expect our other named executive officers to use our corporate aircraft for business travel whenever it is reasonable to do so. Occasionally, a spouse or other guest may accompany executive officers on corporate aircraft when the aircraft is already scheduled for business purposes and can accommodate additional passengers. In those cases, there is no aggregate incremental cost to the Company. However, under Internal Revenue Service regulations, we are required to treat a spouse or guest's use as personal use. Accordingly, we reported the value of this travel as ordinary income to the applicable employee.
We permit Mr. Ramlo to use our corporate aircraft for personal travel and under limited circumstances directors and executive officers may be permitted to use the aircraft for personal use as well.
Annual Compensation Process
Role of Management
Our Chief Executive Officer has a key role in determining compensation levels for all named executive officers other than his own. He directs the collection and compilation of data for consideration by the Compensation Committee. Guided by the principles discussed under Compensation and Benefits Philosophy, our Chief Executive Officer:

•
identifies appropriate performance measures and recommends to the Compensation Committee performance targets that the Compensation Committee and the Board of Directors may use to determine annual and long-term incentive awards;

•	develops compensation guidelines for each named executive officer position other than his own;

•	annually recommends to the Compensation Committee the base salary for each executive position other than his own; and

•	briefs each named executive officer on the performance goals and stock ownership guidelines established for that executive’s position.
Role of the Compensation Committee and the Board of Directors
The Compensation Committee and the Board of Directors refer to the principles discussed under Compensation and Benefits Philosophy to guide them in determining and implementing compensation programs for our named executive officers. For named executive officers other than our Chief Executive Officer, the Compensation Committee receives and reviews Mr. Ramlo’s recommendations as described above and makes recommendations to the full Board of Directors. The full Board of Directors then acts on these recommendations to set the compensation of our named executive officers.
The Compensation Committee and the Board of Directors take the following steps to approve the compensation of our Chief Executive Officer:

•	The Compensation Committee identifies appropriate performance measures.

•
The Compensation Committee considers the compensation principles discussed under the heading Compensation and Benefits Philosophy as well as each of the Company’s compensation elements, and reviews market data from the executive compensation study. Based on that consideration and review, it annually recommends to the Board of Directors the base salary, annual incentive compensation and long-term incentive awards for our Chief Executive Officer. The Board of Directors reviews and considers the proposals of the Compensation Committee and makes its final determination based on what it believes to be in the interests of the Company and our shareholders.

Role of Independent Consultants
Under its charter, the Compensation Committee, in its sole discretion, has the authority, resources and funds necessary to retain or obtain the advice of outside advisers, including independent compensation advisers, legal counsel and other advisers and experts. Prior to retaining or obtaining advice from such outside advisers, the committee evaluates their independence by reference to the NASDAQ Listing Rules.
During 2016, the Compensation Committee engaged FW Cook to advise it on compensation matters for our named executive officers. FW Cook reported directly to the Compensation Committee and provided services related to named executive officer compensation. Management did not participate in the selection process and did not recommend FW

Cook, nor did management participate in specific matters assigned to FW Cook by the Compensation Committee. Although particular assignments may vary, compensation consultant engagements by the Compensation Committee have generally included:

•	reviewing and advising on all principal aspects of compensation for named executive officers, including base salaries, equity awards and annual incentive plan awards for named executive officers;

•	reviewing and advising the Compensation Committee on compensation for non-employee directors; and

•	providing advice and input to the Compensation Committee on the identification and selection of appropriate peer companies.
The Compensation Committee engaged FW Cook during 2016 to assist in evaluating our comparison group and to advise the Compensation Committee generally on compensation matters related to the compensation programs of our named executive officers.
Compensation Consultant Independence
The Compensation Committee carefully considers the independence of the consultants it hires prior to engagement. To maintain the independence of the compensation consultant, the Compensation Committee has the sole authority to retain or terminate FW Cook. In connection with its engagement of FW Cook, the Committee considers various factors bearing upon FW Cook's independence including, but not limited to, the amount of fees received by FW Cook from the Company as a percentage of FW Cook's total revenue, FW Cook's policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship with a member of the Compensation Committee or management that could impact FW Cook's independence. After reviewing these and other factors, the Committee determined that FW Cook was independent and that its engagement did not present any conflicts of interest.
Named Executive Officers as Shareholders
We believe that ownership of Company Common Stock by our executive officers, including our named executive officers, promotes the alignment of their interests with those of our Company and our shareholders. A Board of Directors policy sets forth guidelines for stock ownership by certain of our executive officers, including our named executive officers. These guidelines include target levels of stock ownership for each covered executive officer. The goal of these guidelines is to have our executive officers, including our named executive officers, hold a meaningful stake in our Company.
The following table shows the target number of shares to be owned by each named executive officer and each named executive officer’s share ownership as of March 20, 2017:

Name	Tier (1)	Target Number of Shares of Common Stock to be Held (2)	Number of Qualifying Shares of Common Stock Held at Record Date
Randy A. Ramlo	3	49,895	55,784
Michael T. Wilkins	2	22,348	33,991
Dawn M. Jaffray	2	14,728	6,385
Barrie W. Ernst	1	11,165	22,177
Neal R. Scharmer	1	9,595	16,223

(1)
Equity ownership targets for Mr. Ramlo as a Tier 3 executive were calculated as the number of shares equal to two times his base salary on January 1, 2014 divided by the closing price of Company Common Stock on December 31, 2013. Equity ownership targets for Michael T. Wilkins as a Tier 2 executive were calculated as the number of shares equal to one and one-half times his base salary on January 1, 2014 divided by the closing price of Company Common Stock on December 31, 2013. Equity ownership targets for Dawn M. Jaffray as a Tier 2 executive were calculated as the number of shares equal to one and one-half times her base salary on May 10, 2016 divided by the closing price of Company Common Stock on May 10, 2016. Equity ownership targets for executive officers in Tier 1 were calculated as the number of shares equal to their base salary on January 1, 2014 divided by the closing price of our Company Common Stock on December 31, 2013.

(2)
Shares held either directly or indirectly and any RSUs (whether vested or unvested) held by the named executive officer are counted toward the target number of shares. Any unexercised stock options (whether vested or unvested) held by the named executive officer are not counted toward the target number of shares. The target number of shares are the number of shares to be held by the named executive officer by December 31, 2019, or within five years of becoming subject to the stock ownership guidelines for officers, whichever is later.

Report of the Compensation Committee
March 2017
The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
Compensation Committee
Mary K. Quass, Chair
Scott L. Carlton
Brenda K. Clancy
Sarah Fisher Gardial
Casey D. Mahon
James W. Noyce
Susan E. Voss

Summary Compensation Table – 2016

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)		Total ($)
Randy A. Ramlo	2016	$800,000	$—	$332,370	$332,377	$192,000	$9,615	$259,359	(4)	$1,925,721
President / Chief Executive Officer	2015	751,000	—	243,764	243,762	322,930	8,449	239,324		1,809,229
	2014	715,000	—	270,961	270,971	214,500	6,184	239,734		1,717,350
Dawn M. Jaffray	2016	400,000	10,000	133,020	133,032	64,000	7,788	27,576	(5)	775,416
Senior Vice President / Chief Financial Officer	2015	241,846	—	—	—	94,900	—	22,600		359,346
	2014	—	—	—	—	—	—	—		—
Michael T. Wilkins	2016	470,000	—	164,748	164,748	94,000	7,166	108,630	(6)	1,009,292
Executive Vice President/ Chief Operating Officer	2015	452,000	—	119,887	119,886	117,520	6,573	101,457		917,323
	2014	427,000	—	146,096	146,087	64,050	5,490	96,626		885,349
Barrie W. Ernst	2016	345,000	—	95,066	95,073	55,200	5,793	40,698	(7)	636,830
Vice President / Chief Investment Officer	2015	332,000	—	70,587	70,589	86,320	5,471	39,053		604,020
	2014	320,000	—	86,965	86,951	48,000	5,240	39,228		586,384
Neal R. Scharmer	2016	315,000	—	83,053	83,052	23,625	9,220	34,884	(8)	548,834
Vice President / General Counsel / Secretary	2015	290,000	—	60,657	60,664	75,400	10,304	2,632		499,657
	2014	275,000	—	73,551	73,551	33,000	9,433	2,519		467,054

(1)
Amounts in this column represent the aggregate grant date fair value for options and RSUs, as applicable, granted during 2016, 2015 and 2014. Amounts in this column are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation. To calculate the option amounts we use the Black-Scholes option pricing model. This model estimates the fair value of traded options, which have different characteristics than employee stock options. Changes to the subjective assumptions used in the model can result in materially different fair value estimates. For a discussion of valuation assumptions used, see Note 9 to the Consolidated Financial Statements included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

(2)
All employees are eligible to participate in our annual performance-based cash award plan if they are in our employ at the time the cash awards for that year are paid. The amounts shown in this column are those amounts earned by the executive for the year shown. These amounts were determined and paid in the subsequent year. For example, any non-equity incentive plan awards shown for 2016 were earned in 2016, but determined and paid in 2017.

(3)
The 2016 amount in this column for Mr. Ramlo represents $6,271 change in accrued pension benefit and $3,344 in above market deferred compensation earnings. The 2016 amount in this column for Ms. Jaffray represents $7,788 change in accrued pension benefit and $0 in above market deferred compensation earnings. The 2016 amount in this column for Mr. Wilkins represents $6,114 change in accrued pension benefit and $1,052 in above market deferred compensation earnings. The 2016 amount in this column for Mr. Ernst represents $5,020 change in accrued pension benefit and $773 in above market deferred compensation earnings. The 2016 amount in this column for Mr. Scharmer represents $8,462 change in accrued pension benefit and $758 in above market deferred compensation earnings.

(4)
The 2016 amount in this column for Mr. Ramlo includes: (a) $5,893 in country club dues paid on Mr. Ramlo’s behalf; (b) $630 in premiums for a Company-sponsored life insurance policy for Mr. Ramlo’s benefit; (c) $444 in parking subsidy for our Company parking ramp; (d) $249,156 in unvested Restoration Benefit Credits contributed by the Company to our Executive Nonqualified Excess Plan on Mr. Ramlo's behalf; and (e) $3,236 in additional income due to personal use of the Company’s airplane.

(5)
The 2016 amount in this column for Ms. Jaffray includes: (a) $630 in premiums for a Company-sponsored life insurance policy for Ms. Jaffray’s benefit; (b) $444 in parking subsidy for our Company parking ramp; and (c) $26,502 in unvested Restoration Benefit Credits contributed by the Company to our Executive Nonqualified Excess Plan on Ms. Jaffray’s behalf.

(6)
The 2016 amount in this column for Mr. Wilkins includes: (a) $9,961 in country club dues paid on Mr. Wilkins’ behalf; (b) $630 in premiums for a Company-sponsored life insurance policy for Mr. Wilkins’ benefit; (c) $444 in parking subsidy for our Company parking ramp; (d) $94,359 in unvested Restoration Benefit Credits contributed by the Company to our Executive Nonqualified Excess Plan on Mr. Wilkins behalf; and (e) $3,236 in additional income due to personal use of the Company’s airplane.

(7)
The 2016 amount in this column for Mr. Ernst includes: (a) $9,142 in country club dues paid on Mr. Ernst’s behalf; (b) $630 in premiums for a Company-sponsored life insurance policy for Mr. Ernst’s benefit; (c) $444 in parking subsidy for our Company parking ramp; and (d) $30,482 in unvested Restoration Benefit Credits contributed by the Company to our Executive Nonqualified Excess Plan on Mr. Ernst's behalf.

(8)
The 2016 amount in this column for Mr. Scharmer includes: (a) $630 in premiums for a Company-sponsored life insurance policy for Mr. Scharmer’s benefit; (c) $444 in parking subsidy for our Company parking ramp; and (d) $33,810 in unvested Restoration Benefit Credits contributed by the Company to our Executive Nonqualified Excess Plan on Mr. Scharmer's behalf.

Grants of Plan-Based Awards
The Board of Directors has adopted a written policy regarding the issuance of options under the Stock Plan. This policy provides that all options shall be issued at regularly scheduled meetings of the Compensation Committee and that the exercise price for options issued under the Stock Plan shall be the closing market price on the option grant date.
Options granted to our named executive officers by our Board of Directors under the Stock Plan have the following characteristics:

•
Options vest 20% each year on the first five anniversaries of the grant date. Options vest immediately if we enter into an agreement to dispose of all or substantially all of our assets or capital stock. The Board of Directors has the authority under the Stock Plan to accelerate vesting of stock options in other circumstances at its discretion.

•	Options expire on the sooner of:

•	ten years after the option grant date;

•	one year after termination of employment for reason of death or disability; or

•	30 days after the termination of employment for any reason other than death or disability, unless extended by the Board of Directors for up to one year after termination of employment.

•	The exercise price is the closing market price for Company Common Stock on the option grant date.

The following table shows the plan-based awards granted to the named executive officers during 2016.
Grants of Plan-Based Awards – 2016

			Estimated Future Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Award
		Grant Date	Threshold	Target	Maximum
Name	Plan Name		($) (1)	($) (2)	($) (3)	(#) (4)	(#) (5)	($ / Sh)	($) (6)
Randy A. Ramlo	Stock Plan	2/19/2016				8,328			$332,370
	Stock Plan	2/19/2016					39,456	$39.91	332,377
	Annual Incentive Plan	N/A (7)	$48,000	$480,000	$720,000
Michael T. Wilkins	Stock Plan	2/19/2016				4,128			164,748
	Stock Plan	2/19/2016					19,557	39.91	164,748
	Annual Incentive Plan	N/A (7)	23,500	235,000	352,500
Dawn M. Jaffray	Stock Plan	2/19/2016				3,333			133,020
	Stock Plan	2/19/2016					15,792	39.91	133,032
	Annual Incentive Plan	N/A (7)	16,000	160,000	240,000
Barrie W. Ernst	Stock Plan	2/19/2016				2,382			95,066
	Stock Plan	2/19/2016					11,286	39.91	95,073
	Annual Incentive Plan	N/A (7)	3,450	138,000	207,000
Neal R. Scharmer	Stock Plan	2/19/2016				2,081			83,053
	Stock Plan	2/19/2016					9,859	39.91	83,052
	Annual Incentive Plan	N/A (7)	2,363	94,500	141,750

(1)
We estimate the amounts shown in this column by assuming the achievement of the threshold level for the least-weighted performance measure used in our Annual Incentive Plan and by multiplying 2016 base salary by 6% for Mr. Ramlo; 5% for Mr. Wilkins; 4% for Ms. Jaffray; 1% for Mr. Ernst; and 0.75% for Mr. Scharmer.

(2)
We estimate the amounts shown in this column by assuming the achievement of target levels for all applicable performance measures used in our Annual Incentive Plan and by multiplying 2016 base salary by 60% for Mr. Ramlo; 50% for Mr. Wilkins; 40% for Ms. Jaffray and Mr. Ernst; and 30% for Mr. Scharmer.

(3)
We estimate the amounts shown in this column by assuming the achievement of maximum levels for all applicable performance measures used in our Annual Incentive Plan and by multiplying 2016 base salary by 90% for Mr. Ramlo; 75% for Mr. Wilkins; 60% for Ms. Jaffray and Mr. Ernst; and 45% for Mr. Scharmer.

(4)	The RSU awards represented in this column vest 100% on the fifth anniversary of the grant date, provided the named executive officer remains employed through the vesting date.

(5)
Option awards represented in this column vest 20% each year for five years beginning with the first anniversary of the grant date, provided the named executive officer remains employed through the applicable vesting date.

(6)
Amounts in this column represent the aggregate grant date fair value for option and RSU awards granted during 2016, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation. To calculate the option amounts, we use the Black-Scholes option pricing model. This model estimates the fair value of traded options, which have different characteristics than employee stock options. Changes to the subjective assumptions used in the model can result in materially different fair value estimates. For a discussion of valuation assumptions used, see Note 9 to the Consolidated Financial Statements included in our Company’s Annual Report on From 10-K for the year ended December 31, 2016.

(7)
There is no specific grant date for awards under our Annual Incentive Plan. We pay awards based on our 2016 performance during the first quarter of 2017. Please see Compensation Discussion and Analysis in this proxy statement for further information regarding the Annual Incentive Plan. Actual amounts paid to each named executive officer under our Annual Incentive Plan for 2016 are shown in the Summary Compensation Table – 2016 in this proxy statement and were calculated based on each individual's base salary for 2016.

The following table details the outstanding equity awards held by each of our named executive officers as of December 31, 2016.
Outstanding Equity Awards at Fiscal Year-End – 2016

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($ / Sh)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Randy A. Ramlo						31,154	(5)	$1,531,842
	3,000	—	$22.42	5/19/2020
	17,800	—	20.54	2/18/2021
	11,165	7,444	23.96	2/15/2023	(1)
	11,850	17,774	29.61	2/21/2024	(2)
	9,813	39,254	29.12	2/20/2025	(3)
	—	39,456	39.91	2/19/2026	(4)
Michael T. Wilkins						16,029	(6)	788,146
	4,463	—	33.43	5/21/2018
	1,500	—	22.42	5/19/2020
	6,467	—	20.54	2/18/2021
	2,000	3,999	23.96	2/15/2023	(1)
	6,388	9,583	29.61	2/21/2024	(2)
	4,826	19,306	29.12	2/20/2025	(3)
	—	19,557	39.91	2/19/2026	(4)

Dawn M. Jaffray						3,333	(7)	163,884
	—	15,792	39.91	2/19/2026	(4)
Barrie W. Ernst						9,676	(8)	475,769
	7,114	—	33.43	5/21/2018
	3,000	—	22.42	5/19/2020
	6,849	—	20.54	2/18/2021
	4,068	2,712	23.96	2/15/2023	(1)
	3,802	5,704	29.61	2/21/2024	(2)
	2,842	11,367	29.12	2/20/2025	(3)
	—	11,286	39.91	2/19/2026	(4)
Neal R. Scharmer						8,094	(9)	397,982
	3,044	2,030	23.96	2/15/2023	(1)
	3,216	4,825	29.61	2/21/2024	(2)
	2,442	9,769	29.12	2/20/2025	(3)
	—	9,859	39.91	2/19/2026	(4)

(1)	The unexercisable portion of these options vests one-half each on 2/15/2017 and 02/15/2018.

(2)	The unexercisable portion of these options vests one-third each on 2/21/2017, 2/21/2018 and 2/21/2019.

(3)	The unexercisable portion of these options vests one-fourth each on 2/21/2017, 2/21/2018, 2/21/2019 and 2/21/2020.

(4)	The unexercisable portion of these options vests one-fifth each on 2/19/2017, 2/19/2018, 2/19/2019, 2/19/2020 and 2/19/2021.

(5)	Subject to Mr. Ramlo’s continued employment on the applicable vesting date, 5,304 RSUs vest on 2/15/2018; 9,151 RSUs vest on 2/21/2019; 8,371 RSUs vest on 2/21/2020; and 8,328 vest on 2/19/2021.

(6)	Subject to Mr. Wilkins’ continued employment on the applicable vesting date, 2,850 RSUs vest on 2/15/2018; 4,934 RSUs vest on 2/21/2019; 4,117 RSUs vest on 2/21/2020; and 4,128 RSUs vest on 2/19/2021.

(7)	Subject to Ms. Jaffray's continued employment on the applicable vesting date, 3,333 RSUs vest on 2/19/2021.

(8)	Subject to Mr. Ernst’s continued employment on the applicable vesting date, 1,933 RSUs vest on 2/15/2018; 2,937 RSUs vest on 2/21/2019; 2,424 RSUs vest on 2/21/2020; and 2,382 RSUs vest on 2/19/2021.

(9)
Subject to Mr. Scharmer’s continued employment on the applicable vesting date, 1,446 RSUs vest on 2/15/2018; 2,484 RSUs vest on 2/21/2019; 2,083 RSUs vest on 2/21/2020; and 2,081 RSUs vest on 2/19/2021.

Option Exercises and Stock Award Vesting
The following table represents the number and value of shares acquired by our named executive officers through the exercise of vested stock options and the vesting of stock awards under our Stock Plan during fiscal year 2016.
Option Exercises and Stock Award Vesting – 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randy A. Ramlo	29,340	$307,282	7,322	$292,075
Dawn M. Jaffray	—	—	—	—
Michael T. Wilkins	22,499	248,659	3,894	155,332
Barrie W. Ernst	5,000	38,998	2,714	108,261
Neal R. Scharmer	9,659	156,300	1,974	78,743
Pension Benefits
All of our employees who are 21 years of age and older automatically participate in our United Pension Plan after completing one year of employment and 1,000 hours of service. When eligibility criteria are met, the employee participates in the plan on the next January 1 or July 1. Employees become 100% vested in the plan after completing five years of service. Plan benefits equal 1.25 percent of an employee’s five year average annual compensation, plus 0.5% of average annual compensation in excess of covered compensation, multiplied by the lesser of years of service or 35 years. Covered compensation is determined by reference to the Social Security taxable wage base. Average annual compensation means annual compensation, averaged over the period of five consecutive years of service that produces the highest average. In most cases, the five year measurement period is the last five years of full-time employment prior to retirement. The pension plan uses only salary to determine the average annual compensation. Under federal law, for 2016 the maximum salary that can be considered for determining benefits was $265,000.
The normal form of payment under the pension plan is a joint and 50% survivor annuity for a participant who is married on the annuity starting date and a life annuity for a participant who is unmarried on the annuity starting date. Participants may elect to receive a monthly pension over the participant’s life or a term of up to 20 years or, if the actuarial equivalent of the annuity is $10,000 or less, in the form of a lump sum cash payment. The amount of monthly pension benefits varies depending upon the form of payment elected by the participant, but the payments are in each case the actuarial equivalent of the normal form of payment. Assets of the pension plan belong to the Company and are not taxable to the employee until paid as a benefit. Such assets are subject to a substantial risk of forfeiture until vested by the employee.
Normal retirement age under the pension plan is 65, which is the earliest time a participant may retire under the pension plan without any benefit reduction due to age. The earliest age a participant may retire under the plan and still receive benefits is age 55. Participants electing early retirement with at least 20 years of service receive a reduction in benefits of six percent for each year the participant retires after age 55 and before age 60, and a reduction of benefits of four percent for each year the participant retires after age 60 and before age 65. If a participant elects early retirement with less than 20 years of service to us, then the participant’s reduction in benefits is based on an actuarial calculation. Of our named executive officers, only Messrs. Ernst and Scharmer are currently eligible for early retirement under our pension plan.
The following table reports the present value of the annual defined benefit payable for each named executive officer under our United Pension Plan. The present value is based on the retirement benefit formula for the compensation levels and years of service of those officers.
Pension Benefits – 2016

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Randy A. Ramlo	United Pension Plan	33	$1,238,803	$—
Dawn M. Jaffray	United Pension Plan	2	62,862	—
Michael T. Wilkins	United Pension Plan	31	1,072,659	—
Barrie W. Ernst	United Pension Plan	14	675,683	—
Neal R. Scharmer	United Pension Plan	22	947,543	—
Nonqualified Deferred Compensation
Nonqualified Deferred Compensation Plan
We have a nonqualified deferred compensation plan (“Deferred Compensation Plan”) that permits certain of our executive officers, including named executive officers, the opportunity to save a portion of their direct compensation for retirement. Executives must make a deferral election in the year prior to the beginning of the earnings period. For Performance Based Bonuses, participants may make elections up to six months prior to the end of the earnings period. Newly eligible executives have 30 days to enroll in the plan once they become eligible to participate.
We pay the deferred amounts to the deferring executive officer upon termination of employment for any reason after the executive reaches age 59½. For amounts deferred prior to December 31, 2014, the deferring executive officer receives the benefits in monthly installments adjusted for gains or losses over a 10-year period. For amounts deferred after January 1, 2015, deferring executive officers may elect to receive their benefits within a ten-year period or less. Participant deferrals are always deemed to be 100% vested. If the executive officer dies or becomes disabled while employed by us, we will pay the plan benefits as directed by that executive officer. The amounts deferred are subject to our creditors.
As amended, the Deferred Compensation Plan also allows participants to utilize in-service distributions to satisfy short-term savings goals. Participants can create these in-service payable accounts at the time of initial enrollment or at re-enrollment.
Executive Nonqualified Excess Plan
In 2014, the Deferred Compensation Plan was supplemented with an Executive Nonqualified Excess Plan (“Excess Plan”) to allow the Company to make fully discretionary matching contributions (“Employer Contributions”) at any time. The Excess Plan is an unfunded, nonqualified deferred compensation plan pursuant to which the Company is authorized to make matching contributions to participants’ accounts at a 3-to-1 match, up to 25% of a participant’s salary. Any Employer Contribution made to a participant’s account follows a predetermined vesting schedule. Notational interest is credited to each participant’s deferred account which will be distributed in monthly installments commencing upon his or her separation from service, or paid in a lump sum upon his or her death or a termination of employment upon a change in control of the Company. In 2016, Employer Contributions were made for all of the named executive officers. We believe this plan and its associated vesting is an important tool to retain our executive officers.

The following table provides information about the participation by each of our named executive officers in the Deferred Compensation Plan and the Excess Plan.
Nonqualified Deferred Compensation – 2016

Name	Employer Contributions in 2016 ($)	Executive Contributions in 2016 ($)	(1)	Aggregate Earnings in 2016 ($)	(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 12/31/2016 ($)
Randy A. Ramlo								(3)
Deferred Compensation Plan	$—	$277,710		$37,928		$—	$696,256
Executive Excess Plan	249,156	—		52,594		—	758,574
Ramlo Total	$249,156	$277,710		$90,522		$—	$1,454,830
Dawn M. Jaffray								(4)
Deferred Compensation Plan	$—	$12,000		$1,463		$—	$18,933
Executive Excess Plan	26,502	—		3,828		—	43,350
Jaffray Total	$26,502	$12,000		$5,291		$—	$62,283
Michael T. Wilkins								(5)
Deferred Compensation Plan	$—	$70,500		$6,684		$—	$196,830
Executive Excess Plan	94,359	—		12,965		—	277,644
Wilkins Total	$94,359	$70,500		$19,649		$—	$474,474
Barrie W. Ernst								(6)
Deferred Compensation Plan	$—	$31,750		$15,698		$—	$259,888
Executive Excess Plan	30,482	—		4,472		—	87,979
Ernst Total	$30,482	$31,750		$20,170		$—	$347,867
Neal R. Scharmer								(7)
Deferred Compensation Plan	$—	$29,300		$3,253		$—	$100,524
Executive Excess Plan	33,810	—		957		—	34,768
Scharmer Total	$33,810	$29,300		$4,210		$—	$135,292

(1)	All amounts reported in this column were reported as part of either “Base Salary,” “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table – 2016 in this proxy statement.

(2)
All amounts reported in this column include above-market earnings reported as part of "Change in Pension Value and Nonqualified Deferred Compensation Earnings" in the Summary Compensation Table – 2016 in this proxy statement. For Mr. Ramlo, this amount was $3,344. For Mr. Wilkins, this amount was $1,052. For Mr. Scharmer, this amount was $758. For Mr. Ernst, this amount was $773. For Mr. Scharmer, this amount was $758.

(3)
The amount in this column for Mr. Ramlo includes (i) $277,710 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $3,344 reported as above market deferred compensation earnings in our Summary Compensation Table – 2016; (ii) $200,200 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $2,411 reported as above-market deferred compensation earnings in our 2016 proxy statement; and (iii) $20,000 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $193 reported as above-market deferred compensation earnings in our 2015 proxy statement. At December 31, 2016, $758,574 of Mr. Ramlo’s account balance under the Excess Plan was unvested.

(4)
The amount in this column for Ms. Jaffray includes (i) $12,000 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $0 reported as above market deferred compensation earnings in our Summary Compensation Table – 2016; (ii) $5,475 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $0 reported as above-market deferred compensation earnings in our 2016 proxy statement. At December 31, 2016, $43,350 of Ms. Jaffray's account balance under the Excess Plan was unvested.

(5)
The amount in this column for Mr. Wilkins includes (i) $70,500 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $1,052 reported as above market deferred compensation earnings in our Summary Compensation Table – 2016; (ii) $42,700 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $698 reported as above-market deferred compensation earnings in our 2016 proxy statement; and (iii) $20,000 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $69 reported as above-market deferred compensation earnings in our 2015 proxy statement. At December 31, 2016, $277,644 of Mr. Wilkins’ account balance under the Excess Plan was unvested.

(6)
The amount in this column for Mr. Ernst includes (i) $31,750 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $773 reported as above market deferred compensation earnings in our Summary Compensation Table – 2016; (ii) $27,200 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $607 reported as above-market deferred compensation earnings in our 2016 proxy statement; and (iii) $16,347 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $304 reported as above-market deferred compensation earnings in our 2015 proxy statement. At December 31, 2016, $87,979 of Mr. Ernst’s account balance under the Excess Plan was unvested.

(7)
The amount in this column for Mr. Scharmer includes (i) $29,300 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $758 reported as above market deferred compensation earnings in our Summary Compensation Table – 2016; (ii) $14,740 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $470 reported as above-market deferred compensation earnings in our 2016 proxy statement; and (iii) $13,802 reported as part of either “Base Salary” or “Non-Equity Incentive Plan Compensation” and $36 reported as above-market deferred compensation earnings in our 2015 proxy statement. At December 31, 2016, $34,768 of Mr. Scharmer’s account under the Excess Plan was unvested.

Potential Payments Upon Termination or Change in Control
Change in Control Severance Agreements
On May 21, 2014, the Company entered into Change in Control Severance Agreements with Messrs. Ramlo, Wilkins, Ernst and Scharmer. On May 20, 2015, the Company entered into a similar agreement with Ms. Jaffray. These agreements, among other things, provide for: (1) an 18-month non-competition agreement and (2) in the event of both a change in control and termination of employment by the Company without cause: (a) a severance benefit payable to the named executive officer in an amount equal to 1.5 times his or her highest annual base salary plus target annual incentive compensation, (b) the continuation of certain insurance benefits for a period of 18 months, (c) the full vesting of each long-term incentive award held by the named executive officer, with any performance measures deemed satisfied at the target level, and (d) certain outplacement benefits. The Compensation Committee believes that these agreements help accomplish the Company’s compensation objectives of attracting and retaining superior talent through competitive compensation. The Compensation Committee also believes that it is appropriate to provide our named executive officers with the protections afforded by these agreements and that these agreements promote management independence and help retain and focus the named executive officers in the event of a change in control.
Upon the termination of employment for any reason, our named executive officers will also receive compensation and benefits pursuant to our defined benefit pension plan and deferred compensation plan. Such plans and arrangements do not discriminate in scope, terms or operation in favor of our named executive officers. Our named executive officers are vested in the benefits available under these plans (specifically excluding the executive excess plan), and therefore do not receive any enhanced benefit as a result of any termination or change in control.
The information in the following tables describes the compensation that would be payable under specific circumstances if our named executive officers’ employment had terminated on December 31, 2016:

Potential Payments Upon Termination Or Change In Control – 2016

	Death or Retirement (1)	Disability	Change in Control (2)	Termination for Cause	Change in Control With Termination(3) (4)
Randy A. Ramlo
Separation Compensation	$—	$—	$—	$—	$1,920,000
Annual Incentive Plan (5)	192,000	—	192,000	—	480,000
Stock Option Awards (6)	2,987,598	2,987,598	2,987,598	—	2,987,598
Restricted Stock Unit Awards (7)	1,531,842	1,531,842	1,531,842	—	1,531,842
Continued Insurance Benefits (8)	—	—	—	—	27,441
Outplacement Services (9)	—	—	—	—	15,000
Total Amount Ramlo:	$4,711,440	$4,519,440	$4,711,440	$—	$6,961,881
Dawn M. Jaffray
Separation Compensation	$—	$—	$—	$—	$840,000
Annual Incentive Plan (5)	$64,000		$64,000	$—	$160,000
Stock Option Awards (6)	$146,234	$146,234	$146,234	$—	$146,234
Restricted Stock Unit Awards (7)	$163,884	$163,884	$163,884	$—	$163,884
Continued Insurance Benefits (8)	$—	$—	$—	$—	$10,824
Outplacement Services (9)	$—	$—	$—	$—	$15,000
Total Amount Jaffray:	$374,118	$310,118	$374,118	$—	$1,335,942
Michael T. Wilkins
Separation Compensation	$—	$—	$—	$—	$1,057,500
Annual Incentive Plan (5)	94,000	—	94,000	—	235,000
Stock Option Awards (6)	1,424,095	1,424,095	1,424,095	—	1,424,095
Restricted Stock Unit Awards (7)	788,146	788,146	788,146	—	788,146
Continued Insurance Benefits (8)	—	—	—	—	27,441
Outplacement Services (9)	—	—	—	—	15,000
Total Amount Wilkins:	$2,306,241	$2,212,241	$2,306,241	$—	$3,547,182

	Death or Retirement (1)	Disability	Change in Control (2)	Termination for Cause	Change in Control With Termination(3) (4)
Barrie W. Ernst
Separation Compensation	$—	$—	$—	$—	$724,500
Annual Incentive Plan (5)	55,200	—	55,200	—	138,000
Stock Option Awards (6)	1,134,571	1,134,571	1,134,571	—	1,134,571
Restricted Stock Unit Awards (7)	475,769	475,769	475,769	—	475,769
Continued Insurance Benefits (8)	—	—	—	—	17,141
Outplacement Services (9)	—	—	—	—	15,000
Total Amount Ernst:	$1,665,540	$1,610,340	$1,665,540	$—	$2,504,981
Neal R. Scharmer
Separation Compensation	$—	$—	$—	$—	$614,250
Annual Incentive Plan (5)	23,625	—	23,625	—	94,500
Stock Option Awards (6)	621,322	621,322	621,322	—	621,322
Restricted Stock Unit Awards (7)	397,982	397,982	397,982	—	397,982
Continued Insurance Benefits (8)	—	—	—	—	24,492
Outplacement Services (9)	—	—	—	—	15,000
Total Amount Scharmer:	$1,042,929	$1,019,304	$1,042,929	$—	$1,767,546

(1)
At December 31, 2016, none of the named executive officers have achieved normal retirement age under our benefit plans. The figures in this column assume the accelerated vesting by the Board of Directors of all unvested stock options and restricted stock units as applicable.

(2)
Under their existing Change in Control Severance Agreements, the named executive officers are entitled to payment only if their employment is terminated by reason other than a Nonqualifying Termination. Nonqualifying Termination is defined to include (a) by the Company for cause, (b) by the named executive officer for reason other than a good reason, (c) the named executive officer's death, and (d) by the Company due to the executive's absence from the executive's duties with the Company on a full-time basis for a period of 180 consecutive days as a result of the executive's incapacity due to physical or mental illness. In addition, under the terms of the option award agreements, the vesting of unvested stock options will accelerate upon a change in control. In addition to the value associated with stock options, the figures in this column assume the accelerated vesting by the Board of Directors of all restricted stock units.

(3)
Per their existing Change in Control Severance Agreements, the amounts reported in this column as Separation Compensation for the named executive officers equal 1.5 times the executive’s highest annual base salary plus target annual incentive compensation.

(4)
Under the terms of the existing Change in Control Severance Agreements for the named executive officers, if the payments and benefits they are entitled to receive under these agreements would result in the payment of the excise tax imposed by Section 4999 of the Internal Revenue Code, then their payments and benefits may be subject to reduction. Under their agreements, change in control payments and benefits are reduced by the minimum amount necessary to avoid federal excise tax, if the reduction would result in the named executive officers receiving a higher net after tax amount. The amounts in this column do not reflect the application of any reduction in payment or benefit according to the terms of the change in control agreements.

(5)
We do not make a payment to a participant in our annual incentive plan for a particular year unless the participant is employed by us on the date incentive payments are made, typically in March of the following year. In the case of death or retirement, and at the discretion of our Chairman of the Board and our Chief Executive Officer, we will pay an annual incentive plan payment to a participant prorated to the date of death or retirement. Amounts shown for death and retirement assume our Chairman of the Board and our Chief Executive Officer exercised their discretion to make the payment. The Change in Control Severance Agreements in place for the named executive officers state that they will be paid an amount equal to their target payment under our annual incentive plan for the year in which the change in control occurs, prorated to the date of termination. In this case, termination is presumed to occur on December 31, 2016.

(6)
Upon termination of employment due to death or retirement, the Board of Directors, may at its discretion, accelerate the vesting of any unvested option awards. In addition, under the terms of the option award agreements, the vesting of unvested stock options will accelerate upon a change in control. Amounts shown are calculated using the fair market value of the stock underlying in-the-money options that would have become exercisable on December 31, 2016, assuming that the Board of Directors accelerated the vesting of all unvested options.

(7)
Upon termination of employment due to death, retirement, disability or a change in control not involving termination, the Board of Directors, may at its discretion, accelerate the vesting of any unvested restricted stock unit awards. Amounts shown assumes a voluntary acceleration of vesting by the Board of Directors.

(8)
The Change in Control Severance Agreements for the named executive officers provide for the continuation of medical, accident, disability and life insurance benefits with respect to the named executive officer and his/her dependents for a period of 18 months following a change in control at substantially the same level that existed immediately prior to the change in control. The numbers amounts shown for the named executive officers reflect the cost of these benefits as they existed at December 31, 2016.

(9)
The Change in Control Severance Agreements for the named executive officers provide for outplacement services for a period of 12 months following a change in control. The cost to the Company of these outplacement services is caped for each executive at $15,000.

DIRECTOR COMPENSATION
We have designed the compensation of our directors to attract and retain qualified directors and to align director compensation with the interests of our shareholders. The Compensation Committee is responsible for making recommendations to the Board of Directors regarding compensation plans and the elements of director compensation.
Annual Retainer, Committee Meetings and Expenses
For the 12-month period beginning with the Annual Meeting in 2016, all non-employee directors received a retainer for service on our Board of Directors, as described further below. The Chairman of our Board of Directors, Vice Chairman of our Board of Directors, and the chairpersons of the standing committees of our Board of Directors (other than the Executive Committee) each received an additional retainer for their service in those capacities, as described further below. Retainers are paid to the directors in four equal, quarterly installments. In addition, non-employee directors receive attendance fees for their attendance at meetings of the Board of Directors and meetings of the committees on which they serve. We also reimburse business expenses, such as travel expenses, incurred by non-employee directors in relation to their service on our Board of Directors.
In May 2016, the Compensation Committee recommended, and the Board of Directors approved, the issuance to each non-employee director of 1,197 shares of restricted Company Common Stock under our Nonqualified Non-Employee Director Stock Option and Restricted Stock Plan. These shares of restricted Company Common Stock vest one year after their grant date, subject to the director's continued service.
The following table shows the fee structure and retainers paid to our non-employee directors during 2016:

Fee Type	Amount Paid
Base Annual Retainer – All Directors	$45,000
Additional Annual Retainer – Chairman of the Board	50,000
Additional Annual Retainer – Vice Chairman of the Board	20,000
Additional Annual Retainer – Audit Committee Chair	15,000
Additional Annual Retainer – Compensation Committee, Nominating and Governance Committee, Investment Committee, and Risk Management Committee Chairs	10,000
Board Meeting Attendance – Regular (per meeting)	2,500
Board Meeting Attendance – Unscheduled Meeting (per meeting)	1,000
Committee Meeting Attendance (per meeting)	1,000
Reimbursement for travel and other expenses related to service as a director	As incurred

The following table shows individual non-employee director compensation during 2016:
Non-Employee Director Compensation – 2016

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)(2)	Option Awards ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total Compensation ($)
John-Paul E. Besong	$63,750		$49,963	$—	$—	$113,713
Scott L. Carlton	67,750		49,963	—	—	117,713
Brenda K. Clancy	—		—	—	—	—
Christopher R. Drahozal	75,250		49,963	—	—	125,213
Jack B. Evans	122,750		49,963	—	—	172,713
Sarah Fisher Gardial	45,250		49,963	—	—	95,213
Douglas M. Hultquist	9,750	(4)	—	—	—	9,750
Casey D. Mahon	62,750		49,963	—	—	112,713
George D. Milligan	77,750		49,963	—	—	127,713
James W. Noyce	108,750	(5)	49,963	—	—	158,713
Mary K. Quass	76,750		49,963	—	—	126,713
Kyle D. Skogman	82,750		49,963	—	—	132,713
Susan E. Voss	65,750		49,963	—	—	115,713

(1)
Stock awards represented in this column vest on May 17, 2017 and are subject to forfeiture until vested. At December 31, 2016, there were 1,197 shares of restricted stock outstanding for each non-employee director with the exceptions of: (a) Brenda K. Clancy who joined the board after the grant date; and (b) Douglas Hultquist who had resigned prior to the grant date.

(2)
Amounts in this column represent the aggregate grant date fair value for restricted stock granted during 2016, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation. For a discussion of valuation assumptions used, see Note 9 to the Consolidated Financial Statements included in our Company's Annual Report on Form 10-K for the year ended December 31, 2016.

(3)
Aggregate options outstanding at December 31, 2016 for each of the following non-employee directors were: Besong – 1,755, Carlton – 1,131, Drahozal – 14,354, Evans – 2,456, Hultquist – 14,354, Mahon – 14,354, Milligan – 12,354, Noyce – 9,354, Quass – 14,354, and Skogman – 6,172. Clancy, Gardial and Voss have no options outstanding.

(4)
For Mr. Hultquist, the amount in this column includes $6,250 deferred under the Directors’ Deferred Compensation Plan. At December 31, 2016, Mr. Hultquist’s plan balance, including any accrued dividends, represented 2,407 phantom stock units.

(5)
For Mr. Noyce, the amount in this column includes $0 deferred under the Directors’ Deferred Compensation Plan. At December 31, 2016, Mr. Noyce’s plan balance, including any accrued dividends, represented 3,242 phantom stock units.

Deferred Compensation
In November 2012, the Board of Directors approved the adoption of the 2012 Deferred Compensation Plan for United Fire Group, Inc. Non-Employee Directors (“Directors’ Deferred Compensation Plan”). The Directors’ Deferred Compensation Plan allows non-employee directors the opportunity to defer up to 100% of the annual retainer fee they receive for service on our Board of Directors. All non-employee directors serving on our Board of Directors were eligible to participate in the Directors’ Deferred Compensation Plan beginning with fees paid during 2013.
In order to participate in the Directors’ Deferred Compensation Plan, each non-employee director must submit an election form by December 31 prior to the plan year for which compensation will be deferred. Thereafter, the participating director can change or terminate the election for future years by making a timely new election in the prior year. Compensation amounts deferred by non-employee directors are used to acquire “credited stock units” based on the average market price of Company Common Stock during the month the amounts are deferred. Participating directors also acquire additional credited stock units based on the quarterly dividend paid to our registered shareholders. These dividend amounts are based on each participant’s account balance at the time the dividend is paid and the closing market price of Company Common Stock on the dividend payment date. A participating director’s credited stock units are then valued on an annual basis based on the closing market price of Company Common Stock on the last trading day of each year. By tying a director’s deferred compensation to the performance of Company Common Stock, we believe this plan allows directors to acquire a more meaningful stake in our company.
When a participating director leaves the Board of Directors, the director may elect to receive the cash value of the credited stock units in the director’s account either in one lump sum or in equal installments paid out over five years. The participating director selects the manner of distribution when the director elects to participate in the Directors’ Deferred Compensation Plan. The amount payable to a director is the value of the credited stock units in the director’s account, valued at the last trading day of the year the director ceases to serve as a director.
Transactions with Related Persons
The Nominating and Governance Committee follows a written policy relating to transactions involving United Fire Group, Inc. and any “related person,” as that term is defined in Item 404 of Regulation S-K under the Exchange Act. The policy sets forth our position and procedures with respect to review and approval or ratification of related person transactions. A related person transaction is defined in Item 404 of Regulation S-K under the Exchange Act to mean any transaction or series of transactions with the Company in which any related person had, has or will have a direct or indirect material interest and the amount involved exceeds $120,000. The policy requires the Nominating and Governance Committee (or the Board of Directors upon referral by the Committee) to disapprove, approve or ratify any related person transactions. Related person transactions are approved or ratified only if they are determined to be in, or not inconsistent with, United Fire Group, Inc.’s best interests. The following transactions are preapproved: compensation or employment relationships required to be disclosed pursuant to Item 402 of Regulation S-K; relationships that arise only due to that person’s position as a director of another entity or due to ownership of less than 10% of another entity, or both; standard insurance agency contracts, provided the agency contracts are on the same terms as are offered to agencies unrelated to us; and insurance products issued by us or a subsidiary to a related person, provided such products are issued on the same terms as such products are offered to the public.
Pursuant to the policy, the Nominating and Governance Committee gathers information from management and directors to determine what transactions it must review, coordinates with management to monitor for potential related person transactions, and reviews all transactions that could be considered to be a transaction with a related person. The Nominating and Governance Committee does not review transactions in the normal course of business unless the transaction involves an amount in excess of $120,000. Except for pre-approved transactions, the Nominating and Governance Committee reviews all transactions that are not in the ordinary course of business that would be required to be reported under Item 404 of Regulation S-K if the amount involved exceeded $120,000. There were no such transactions since the beginning of 2016 and there are no such currently proposed transactions, except as follows:
The Board of Directors approved a relationship with Cedar Rapids Bank & Trust ("CRBT"), a subsidiary of QCR Holdings, Inc., for which former director Mr. Hultquist serves as President, Chief Executive Officer and a director. Mr. Hultquist served as a director on the Board of Directors until his resignation, effective May 1, 2016. In addition, our CEO Randy Ramlo is a former Director of CRBT. We have the following related party transactions with CRBT: During 2016, CRBT charged us $311,206 for management of our daily cash balances. CRBT provided this service in the ordinary course of business on substantially the same terms and conditions as those prevailing at the time for comparable transactions with other customers. The value of the services provided to us by CRBT was below the thresholds established by the applicable NASDAQ Listing Rules regarding director independence and related party transactions. We expect CRBT to continue providing these services to us in the future. We also hold investments in QCR Holdings, Inc. common stock (QCRH), for which Mr. Hultquist serves as President, Chief Executive Officer and a director. At December 31, 2016, we held 113,181 shares with a market value of $4,900,737.30 (less than 1% of total Market Cap of QCRH). The investment in QCR common stock is UFG's 15th largest holding.
Next Level Ventures Fund I, LLP ("Next Level") is a limited liability limited partnership investment where Robert Cataldo, our Senior Portfolio Manager, serves on the Investment Committee (1 of 5 members). We hold a 11.135% investment in Next Level with a book value of $2,485,061. In February 2016, we received a return of capital of $325,799 and made a capital contribution in November 2016 of $241,667. Our remaining commitment is $1,973,351.
The Company has two employee benefit plans: United Pension Plan and the United Fire Group 401(k) Plan, as well as one charitable foundation, the United Fire Group Foundation. Both the United Pension Plan and the United Fire Group 401(k) Plan are administered by Principal Financial Group. Members of management serve as Trustees of these plans and the Company makes contributions to these plans and pays administration expenses for the benefit of employees. As of December 31, 2016, we held the following investments in Principal Financial Group or their affiliates: a bond with a par value of 2,500,000 in Principal Financial Group, Inc. with a market value of $2,484,020; a bond with a par value of 2,000,000 in Principal Life Global Funding II with a market value of $1,985,026; and 0.99% ownership in Principal Enhanced Property Fund LP with a book value of $10,871,328.
The McIntyre Foundation was established to provide charitable contributions to post high school educational institutions, community arts programs and museums, and non-profit social services in the greater Cedar Rapids, Iowa area. The McIntyre Foundation currently holds 471,863 shares of our stock. The McIntyre Foundation has three directors: John Rife (former UFG Vice Chairman and Director), Dee Ann McIntyre (greater than 10% beneficial owner) and Kaye Drahozal (spouse of current UFG director Christopher Drahozal). The three directors share the voting and investment power. One of our employees is paid an immaterial amount to complete the accounting and administrative duties for the foundation. We do not currently make any contributions to the foundation.
Other Matters
Management knows of no other matters that will be brought before the meeting, but if other matters properly come before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

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IMPORTANT ANNUAL MEETING INFORMATION

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on May 17, 2017.

Vote by Internet

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Annual Meeting Proxy Card / Voting Instruction Form

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3 and for 1 YEAR for Proposal 4.

1. Election of Directors

	For	Against	Abstain
01 - Scott L. Carlton	☐	☐	☐
02 – Brenda K. Clancy	☐	☐	☐
03 – Randy A. Ramlo	☐	☐	☐
04 – Susan E. Voss	☐	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as United Fire Group, Inc.'s independent registered public accounting firm for 2017.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of United Fire Group, Inc.'s named executive officers.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. To approve, on an advisory basis, the frequency of future shareholder votes on executive compensation.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
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Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — United Fire Group, Inc. - May 17, 2017, 10:00 A.M. CENTRAL TIME

PROXY CARD / VOTING INSTRUCTION FORM SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

With respect to any shares represented by this Proxy Card / Voting Instruction Form that are held in the United Fire Group, Inc. 401(k) Plan (the "401(k) Plan"), the person(s) signing on the reverse side direct(s) Principal Financial Group, as Trustee of the 401(k) Plan, to vote all such shares on the matters shown and in the manner directed on the reverse side hereof. If you wish to vote your shares allocated to the 401(k) Plan, you cannot do so in person. You must use this Proxy Card / Voting Instruction Form or submit your voting instructions via the telephone or Internet. If you do not return your signed Proxy Card / Voting Instruction Form or provide telephone or Internet voting instructions on a timely basis for the shares allocated to the 401(k) Plan, or if you return a signed Proxy Card / Voting Instruction Form but do not indicate how the shares should be voted on a matter, the Trustee of the 401(k) Plan will vote the shares allocated to the 401(k) Plan in the same proportion as the instructions it receives from all participants submitting voting instructions.

Except as described in the above paragraphs, the person(s) signing on the reverse side hereby appoint(s) Jack B. Evans and Neal R. Scharmer, and each of them, as proxies, with full power of substitution and with all powers the person(s) signing on the reverse side would possess if personally present at the annual meeting of shareholders, to represent and vote, as designated on the reverse, all shares of common stock the person(s) signing on the reverse side is/are entitled to vote at the annual meeting of shareholders of the Company to be held at its office building located at 109 Second Street SE in Cedar Rapids, Iowa, on May 17, 2017 at 10:00 A.M. (Central Time) and at any adjournment(s) or postponement(s) thereof:

(1) as specified upon the proposals listed on the reverse and as more particularly described in the Company's Notice of 2017 Annual Meeting of Shareholders and accompanying Proxy Statement; and

(2) in their discretion upon such other matters as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED, FOR PROPOSALS 2 AND 3 AND FOR 1 YEAR FOR PROPOSAL 4.

Whether or not you plan to attend the 2017 Annual Shareholders Meeting, please mark, sign, date and return this Proxy Card / Voting Instruction Form using the enclosed envelope.

IMPORTANT ANNUAL MEETING INFORMATION

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Shareholder Meeting Notice

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Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2017 proxy statement and 2016 annual report to shareholders are available at:

www.envisionreports.com/UFCS

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

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Step 1: Go to **www.envisionreports.com/UFCS** to view the materials.
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Shareholder Meeting Notice

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3 and for 1 YEAR for Proposal 4:

1. Election of four (4) Class A Directors.
2. Ratification of the Audit Committee's Appointment of Independent Registered Accounting Firm.
3. Shareholder Advisory Vote to Approve the Compensation of the Company's Named Executive Officers.
4. To approve, on an advisory basis, the frequency of future shareholder votes on executive compensation.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to the United Fire Group, Inc. 2017 Annual Meeting

Directions to United Fire Group, Inc.:
From I-380 N take Exit 19C. Turn right onto First Street NE. Take First Street NE to First Avenue. Turn left onto First Avenue. Take the next right onto Second Street SE. United Fire Group is on your right.

From I-380 S take Exit 19A. Turn left onto First Street NE. Take First Street NE to First Avenue. Turn left onto First Avenue. Take the next right onto Second Street SE. United Fire Group is on your right.

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

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To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 8, 2017.

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